Filed Pursuant to Rule 424(b)(7)

File No. 333-280720

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 8, 2024)

Telecom Argentina S.A.

198,085,167 Class B Shares of Common Stock

in the form of American Depositary Shares

Offered by the Selling Shareholder

This prospectus supplement relates to the proposed resale or other disposition of up to an aggregate of 198,085,167 class B shares of Telecom Argentina common stock, nominal value P$1.00 per share (the “common stock”) underlying American Depositary Shares (“ADSs”), by the selling shareholder identified in this prospectus supplement. We are not selling any shares of our common stock under this prospectus supplement and will not receive any proceeds from the sale of the common stock by the selling shareholder.

The selling shareholder may offer and sell or otherwise dispose of the common stock described in this prospectus supplement from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. The common stock offered by this prospectus supplement may be offered by the selling shareholder directly to purchasers or to or through brokers or dealers or other agents. The selling shareholder will bear all costs, commissions and discounts, if any, attributable to the sales of common stock. We will bear costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page S-34 for more information about how the selling shareholder may sell or dispose of their shares of common stock. No common stock may be sold without delivery of this prospectus supplement and the accompanying prospectus describing the method and terms of the offering of such common stock.

Our Class B Shares have been authorized for public offering in Argentina by the Argentina Nacional Securities Commission (Comisión Nacional de Valores) (the “CNV”) and are listed in Bolsas y Mercados Argentina (“ByMA”) and trade in MERVAL. Our ADRs are not registered with the CNV or listed in ByMA. The CNV has not approved or disapproved of the Class B Shares offered hereby, including in the form of ADSs.

This prospectus has not been, and will not be, filed with the CNV and therefore, the CNV has not determined if this prospectus is truthful or complete.

ADSs representing rights to our Class B Shares are currently listed on the New York Stock Exchange, or the “NYSE,” under the symbol “TEO.” The last reported sale price of our ADSs on the NYSE on July 5, 2024 was $6.89 per ADS.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-15 of this prospectus supplement and in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus supplement and that you should consider before you make an investment in our common stock offered in this prospectus supplement and the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS SUPPLEMENT IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE ARGENTINE COMISIÓN NACIONAL DE VALORES (THE NATIONAL SECURITIES COMMISSION, OR “CNV”). THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN SUCH JURISDICTION, NOR DOES THIS PROSPECTUS SUPPLEMENT CONSTITUTE AN INVITATION TO SUBSCRIBE FOR OR PURCHASE ANY SECURITIES. IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY ARGENTINE CITIZEN WHO MAY ACQUIRE SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

The date of this prospectus supplement is July 8, 2024.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”), using an automatic shelf registration process. This prospectus supplement contains specific information about us and the terms of this offering. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the prospectus, the statements made in the prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before you purchase shares of our common stock, you should read in their entirety both this prospectus and any accompanying prospectus supplement, together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before deciding to invest in any of the securities being offered.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statements so modified or superseded will be deemed not to constitute a part of this prospectus except as so modified or superseded.

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. Neither we nor the sales agents have authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of shares of our common stock in any state or jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or the information we previously filed with the SEC and incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition and results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, we use the terms the “Company,” “Telecom,” “we,” “us,” and “our “ to refer to Telecom Argentina S.A. and its consolidated subsidiaries and affiliates. References to “Telecom Argentina” refer only to Telecom Argentina S.A. on an unconsolidated basis, except where the context may require otherwise. The term “you” refers to a prospective investor.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement are forward-looking statements that are based on current views, expectations, estimates and projections of our management and information currently available to the Company. These forward-looking statements include, without limitation, those regarding our future financial position and results of operations, our strategy, plans, objectives, goals and targets, future developments in the markets in which we participate or are seeking to participate, or anticipated regulatory changes in the markets in which we operate or intend to operate. In some cases, forward-looking statements can be identified by terminology such as “anticipate”, “believe”, “continue”, “could”, “estimates”, “expect”, “intend”, “may”, “plan”, “potential”, “project”, “predict”, “should” or “will”, or the negative of such terms, or other comparable terminology.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These statements reflect the current views of our management with respect to future events. We caution the reader that forward-looking statements are not guarantees of future performance and are based on numerous assumptions and that our actual results of operations, including our financial condition and liquidity, may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements contained in this prospectus supplement. In addition, even if our results of operations, including our financial condition and liquidity and developments in the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to:

•	factors described under the heading “Risk Factors” below or in reports we file from time to time with the SEC or in other documents that we publicly disseminate, including, in particular, in the TEO 2023 20-F (as defined below);

•	failure to satisfy the conditions contained in this prospectus supplement;

•	our ability to service our debt and fund our working capital requirements;

•	our ability to successfully implement our business strategy and to achieve synergies;

•	our expectations for our future performance, revenues, income, earnings per share, capital expenditures, dividends, liquidity and capital structure;

•	the changing dynamics and growth in the telecommunications, cable and cybersecurity markets in Argentina, Paraguay, Uruguay, Chile and the United States;

•	uncertainties relating to political and economic conditions in Argentina, Paraguay, Uruguay, Chile and the United States, including the policies of the new administration in Argentina;

•	inflation and the devaluation of the Argentine Peso, the Paraguayan Guaraní, the Uruguayan Peso and the Chilean Peso and the exchange rate risks in Argentina, Paraguay, Uruguay and Chile;

•	restrictions on the ability to exchange Argentine Pesos, Paraguayan Guaraníes, Uruguayan Pesos or Chilean Pesos into foreign currencies and transfer funds abroad;

•	changes in interest rates;

•	our outlook for new and enhanced technologies;

•	the effects of operating in a competitive environment;

•	industry conditions;

•	the outcome of certain legal proceedings;

•	regulatory and legal developments;

•	our ability to introduce new products and services that enable business growth;

•	the creditworthiness of our actual or potential customers;

•	nationalization, expropriation and/or increased government intervention in companies;

•	technological changes;

•	the impact of legal or regulatory matters, changes in the interpretation of current or future regulations or reform and changes in the legal or regulatory environment in which we operate, including regulatory developments such as sanctions regimes in other jurisdictions (e.g., the United States) which impact our suppliers;

•	the effects of increased competition;

•	reliance on content produced by third parties;

•	increasing cost of our supplies;

•	inability to finance on reasonable terms capital expenditures required to remain competitive;

•	fluctuations, whether seasonal or in response to adverse macro-economic developments, in the demand for advertising;

•	our capacity to compete and develop our business in the future;

•	the impact of increased national or international restrictions on the transfer or use of telecommunications technology;

•	the impact of additional currency and exchange measures on our ability to access the international capital markets and our ability to repay our dollar-denominated indebtedness;

•	the impact of political developments on demand for securities of Argentine companies; and

•	the outbreak of military hostilities, including an escalation of Russia’s invasion of Ukraine and the armed conflict between Israel and Hamas, and the potential destabilizing effect of such conflicts.

Many of these factors are macroeconomic and regulatory in nature and therefore beyond the control of the Company’s management. Should one or more of these factors or situations materialize, or underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, planned or projected.

In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus supplement may not occur. These forward-looking statements speak only as of the date of this prospectus supplement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information or future events or developments. Additional factors affecting our business emerge from time to time and it is not possible for us to predict all of these factors, nor can we assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Although we believe that the plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that those plans, intentions or expectations will be achieved. In addition, you should not interpret statements regarding past trends or activities as assurances that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or to the persons acting on our behalf are expressly qualified in their entirety by this cautionary statement. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in this prospectus supplement and in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Unless otherwise stated, references to the financial results of “Telecom” are to the consolidated financial results of Telecom Argentina and its consolidated subsidiaries. Telecom is primarily engaged in the provision of fixed and mobile telecommunications services, data services, Internet services and cable television services.

The information provided in this prospectus that relates to Argentina and its economy is based upon publicly available information, and we do not make any representation or warranty with respect to such information. Argentina, and any governmental agency or political subdivision thereof, does not in any way guarantee, and their credit does not otherwise back, our obligations in respect of the notes.

The financial information incorporated by reference herein for Telecom Argentina S.A. is prepared and presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

Our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 and the notes thereto (the “Annual Financial Statements”), have been prepared in accordance with IFRS Accounting Standards and have been audited by Price Waterhouse & Co. S.R.L. (a member firm of the PricewaterhouseCoopers network) an independent registered public accounting firm (“PwC”) and are included in Item 18 of the TEO 2023 20-F (as defined below), incorporated by reference in this prospectus.

The Q1 2024 Unaudited Financial Statements have been prepared in accordance with IAS 34 “Interim Financial Reporting” and they should be read in conjunction with the Annual Financial Statements. The accounting principles used in the preparation of the Q1 2024 Unaudited Financial Statements are consistent with those used in the preparation of the Annual Financial Statements. Our Q1 2024 Unaudited Financial Statements do not include all the information and disclosures required in the Annual Financial Statements and should be read in conjunction with them. Our historical results for the three months ended March 31, 2024 are not necessarily indicative of results to be expected for the year ended December 31, 2024, or any future period.

Argentina has been considered a high-inflation economy for accounting purposes according to the IAS 29 “Financial reporting in hyperinflationary economies” since July 1, 2018. Therefore, the Annual Financial Statements and the Q1 2024 Unaudited Financial Statements are presented on the basis of constant Argentine Pesos as of December 31, 2023 (as described in the TEO 2023 20-F) and March 31, 2024 (as described in the Q1 2024 Disclosure), respectively (“current currency”). We have not recast our Annual Financial Statements to measure them in terms of constant Argentine Pesos as of March 31, 2024, the most recent financial period incorporated by reference herein. Therefore, the Annual Financial Statements and the Q1 2024 Unaudited Financial Statements are not directly comparable. The change in the consumer price index in Argentina between December 31, 2023 and March 31, 2024 was 51.6%. See Note 1.d) to our Annual Financial Statements. For more on the annual financial information based on the current currency as of March 31, 2024, see the TEO Q1 2024 6-K (as defined below).

Telecom Argentina and its subsidiaries maintain their accounting records and prepare their financial statements in Argentine Pesos, which is their functional currency, except for Televisión Dirigida S.A, Núcleo S.A.E. and its subsidiaries in Paraguay, which use Guaraníes as their functional currency, Telecom Argentina USA Inc., Opalker S.A. and its subsidiary, which use U.S. dollars as their functional currency and Adesol S.A. and its subsidiaries incorporated under the laws of Uruguay, which use Uruguayan Pesos as their functional currency. Our Annual Financial Statements and Q1 2024 Unaudited Financial Statements include the results of these subsidiaries converted into Argentine Pesos. Assets and liabilities are converted at period-end exchange rates and income and expenses accounts at average exchange rates for each period presented.

Certain financial information contained in this prospectus has been presented in U.S. dollars. This prospectus contains translations of various Argentine Peso amounts into U.S. dollars at specified rates solely for convenience of the reader. You should not construe these translations as representations by us that the Argentine Peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Except as otherwise specified, all references to “U.S.$,” “U.S. dollars” or “dollars” are to United States dollars, references to “EUR,” “euro” or “€” are to the lawful currency of the member states of the European Union and references to “P$,” “Argentine Pesos,” “$” or “Pesos” are to Argentine Pesos. Unless otherwise indicated, we have translated the Argentine Peso amounts using a rate of P$808.45 = U.S.$1.00 and of P$858,00= U.S.$1.00, the U.S. dollar ask rate published by the Banco de la Nación Argentina (Argentine National Bank) on December 31, 2023 and on March 31, 2024, as applicable. On July 4, 2024, the exchange rate was P$916.00= U.S.$1.00. As a result of fluctuations in the Argentine Peso/U.S. dollar exchange rate, the exchange rate at such date may not be indicative of current or future exchange rates. Consequently, these translations should not be construed as a representation that the Peso amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate. See “Item 5— Operating and Financial Review and Prospects— Factors Affecting Results of Operations — Effects of Fluctuations in Exchange Rates between the Argentine Peso and the U.S. dollar and other major foreign currencies” in the TEO 2023 20-F.

Rounding

Certain figures included in this prospectus, and in the financial information incorporated by reference herein, have been rounded for ease of presentation. Percentage figures included in this prospectus have in some cases been calculated on the basis of such figures prior to rounding. For this reason, certain percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in the Annual Financial Statements or the Q1 2024 Unaudited Financial Statements, as applicable. Certain other amounts that appear in this prospectus may not sum due to rounding.

Third-Party Information

The information set forth in this prospectus, and the documents incorporated by reference herein, with respect to the market environment, market developments, growth rates, trends and competition in the markets and segments in which we operate are based on information published by the Argentine federal and local governments through the Instituto Nacional de Estadísiticas y Censos (the National Statistics and Census Institute, or “INDEC”), the BCRA, the Dirección General de Estadística y Censos de la Ciudad de Buenos Aires (General Directorate of Statistics and Census of the City of Buenos Aires) and the Dirección Provincial de Estadística y Censos de la Provincia de San Luis (Provincial Directorate of Statistics and Census of the Province of San Luis.)

Market studies are frequently based on information and assumptions that may not be exact or appropriate, and their methodology is by nature forward looking and speculative. This prospectus and the documents incorporated by reference herein also contain estimates made by us based on third-party market data, which in turn is based on published market data or figures from publicly available sources.

Although we have no reason to believe any of this information or these sources are inaccurate in any material respect, neither we nor the initial purchasers have verified the figures, market data or other information on which third parties have based their studies nor have such third parties verified the external sources on which such estimates are based. Therefore, we neither guarantee nor assume responsibility for the accuracy of the information from third-party studies presented in this prospectus or for the accuracy of the information on which such third-party estimates are based.

This prospectus, and the documents incorporated by reference herein, also contains estimates of market data and information derived therefrom which cannot be gathered from publications by market research institutions or any other independent sources. Such information is based on our internal estimates. In many cases there is no publicly available information on such market data, for example from industry associations, public authorities or other organizations and institutions. We believe that these internal estimates of market data and information derived therefrom are helpful in order to give investors a better understanding of the industry in which we operate as well as our position within this industry. Although we believe that our internal market observations are reliable, such estimates are not reviewed or verified by any external sources. In addition, such estimates reflect various assumptions made by us that may or may not prove accurate, as well as the exercise of a substantial degree of judgment by management as to the scope and presentation of such information. No representations or warranties can be made concerning the accuracy of our estimates of market data and the information presented therefrom. These may deviate from market data estimates made by our competitors or future statistics provided by market research institutes or other independent sources. We cannot assure you that our market data estimates or the assumptions are accurate or correctly reflect the state and development of, or our position in, the industry.

Non-GAAP Financial Measures

In addition to our financial information that has been prepared and presented in accordance with IFRS, this prospectus includes certain “non-GAAP financial measures” (as defined in Regulation G under the Securities Act). These measures include Adjusted EBITDA.

An important operational performance measure used by the Company’s Chief Operating Decision Maker (as this term is defined in IFRS Accounting Standards 8) is Adjusted EBITDA. Adjusted EBITDA is defined as our net (loss) income less income tax, financial results, earnings (losses) from associates and joint ventures, and depreciation, amortization and impairment of fixed assets. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations such as capital structures, taxation and the useful lives and book depreciation and amortization of property, plant and equipment (“PP&E”) and intangible assets, which may vary for different companies for reasons unrelated to operating performance. Although Adjusted EBITDA is not a measure defined in accordance with IFRS Accounting Standards (a non-GAAP measure), our management believes that this measure facilitates operating performance comparisons from period to period and provides useful information to investors, financial analysts and the public in their evaluation of our operating performance. Adjusted EBITDA does not have a standardized meaning and, accordingly, our definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as used by other companies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information into this prospectus supplement, which means that we are disclosing important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 21, 2024 (the “TEO 2023 20-F”);

•	our report on Form 6-K, furnished to the SEC on April 25, 2024, whereby we announced the composition of our Board of Directors, Supervisory Committee and Audit Committee and the Independent Auditors;

•	our report on Form 6-K, furnished to the SEC on July 8, 2024, containing: (i) our unaudited condensed consolidated financial statements as of March 31, 2024 and for the three-month period ended March 31, 2024 (the “Q1 2024 Unaudited Financial Statements”), (ii); our operating and financial review and prospects as of March 31, 2024 (the “Q1 2024 MD&A” and, together with the Q1 2024 Unaudited Financial Statements, the “Q1 2024 Disclosure”) and (iii) capsule financial information illustrating the effects of inflation from December 31, 2023 to March 31, 2024 (the “TEO Q1 2024 6-K”); and

•	each subsequent report on Form 6-K that is designated in such report as being incorporated into this prospectus supplement or the accompanying prospectus after the date of this prospectus supplement and prior to the closing of this offering.

Any statement contained in the TEO 2023 20-F, the Q1 2024 Disclosure and any other document incorporated by reference into this prospectus supplement, shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or the other reports incorporated by reference herein modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement. Certain of the information we incorporate by reference into this prospectus supplement may contain references to a website. However, the contents of any such website are not incorporated by reference into this prospectus supplement.

Except as specifically incorporated by reference above, none of our current or future reports filed or furnished with or to the SEC are incorporated by reference herein.

You may request a copy of the documents incorporated by reference herein, other than exhibits, and our estatutos sociales (bylaws), at no cost, by writing or telephoning us at the following:

Telecom Argentina S.A.

Investor Relations

General Hornos 690

(C1272ACK) Buenos Aires

Argentina

Tel: +54 11 4968 4000

Fax: +54 11 4968 3616

WHERE YOU CAN FIND MORE INFORMATION

Information that we file with or furnish to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Telecom Argentina S.A.

Investor Relations

General Hornos 690

(C1272ACK) Buenos Aires

Argentina

Tel: +54 11 4968 4000

Fax: +54 11 4968 3616

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at http://www.sec.gov. The information on this website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus supplement.

SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before making an investment decision. You should read carefully the entire prospectus supplement and the accompanying prospectus, including “Risk Factors” and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

The Company

We are one of the largest private-sector companies in Argentina in terms of revenues, net income, capital expenditures and number of employees. In terms of subscribers, we are one of the largest telecommunications, cable television and data transmission service providers in Argentina and one of the largest cable television services providers across Latin America. Additionally, we are an important Multiple Systems Operator (“MSO,” a company that owns multiple cable systems in different locations under the control and management of a single, common organization) in Argentina in terms of subscribers.

We offer our customers “quadruple play” services, combining mobile telephony services, cable television services, Internet services and fixed telephony services. We also provide fintech services (such as services related to the use of electronic means of payment, transfers and/or electronic use of money), other telephone-related services such as international long-distance and wholesale services, data transmission and IT solutions outsourcing and we install, operate and develop cable television and data transmission services. We provide our services in Argentina (mobile, cable television, Internet, fixed and data services, among others), Paraguay (mobile, Internet, satellite TV services, among others), Uruguay (cable television services), Chile (cybersecurity) and the United States (fixed wholesale services).

As of December 31, 2023, (i) our mobile telephony business had approximately 21,004 thousand subscribers in Argentina and approximately 2,316 thousand subscribers in Paraguay, (ii) our Internet business reached approximately 4,074 thousand accesses, (iii) our cable television business had approximately 3,369 thousand subscribers, (iv) we had approximately 2,887 thousand fixed telephony lines in service and (v) our digital wallet service, Personal Pay, already had more than 2 million users.

In 2023, our revenues amounted to P$2,059,101 million, our net loss amounted to P$249,687 million, our Adjusted EBITDA (see the purpose of use of Adjusted EBITDA and reconciliation of net income to Adjusted EBITDA for the year ended December 31, 2023 in “Item 5—Operating and Financial Review and Prospects—(A) Consolidated Results of Operations—Adjusted EBITDA” in the TEO 2023 20-F) amounted to P$579,396 million and we had total assets of P$5,477,603 million, all stated in current pesos as of December 31, 2023. For the first three months of 2024, our revenues amounted to P$683,916 million, our net income amounted to P$675,032 million, our Adjusted EBITDA (see reconciliation of net income to Adjusted EBITDA for the three months ended March 31, 2024 in the TEO Q1 2024 6-K) amounted to P$207,134 million and we had total assets of P$8,143,553 million, all stated in current pesos as of March 31, 2024. Amounts stated in current pesos as of March 31, 2024 are not comparable to amounts stated in current pesos as of December 31, 2023. See “Item 2. Telecom's activities for the three-month period ended March 31, 2024 and 2023” in the TEO 1Q 2024 6-K. Adjusted EBITDA is defined as our net (loss) income less income tax, financial results, earnings (losses) from associates and joint ventures, and depreciation, amortization and impairment of fixed assets. We believe that the presentation of the measure “adjusted EBITDA” provides investors and financial analysts with appropriate information that is relevant to understanding our past and present performance as well as our projections of future performance. Moreover, adjusted EBITDA is one of the key performance measures used by our management for monitoring our profitability and financial position, at consolidated levels.

Recent Developments

Reliable and Intelligent Telecommunications Services (STeFI, for its Spanish acronym)

On October 3, 2023, ENACOM notified us of our prequalification to participate in the 5G spectrum Auction bidding process. On October 24, 2023, we were awarded Lot 2 (3,400-3,500 MHz Band) for having submitted the highest bid, equivalent to U.S.$350 million. As a result, we expect to work on the establishment of the use of 5G technology in Argentina. For more information, see “Item 4—Regulatory Authorities and Framework—SPECTRUM 5G” in the TEO 2023 20-F.

Argentine Digital Law

Through Decree No. 302/24 published in the Official Gazette on April 9, 2024, the PEN repealed Decree No. 690/20, which had modified LAD and declared ICT services as well as access to telecommunications networks for and between licensees as essential public services empowering ENACOM to ensure accessibility and imposed tariff regulations on such services. As of April 2024, Decree No. 302/24 declared that only basic telephone service shall qualify as a public service and established the liberalization of the prices of ICT services, providing that ICT services licensees shall set their prices, which shall be fair and reasonable, cover operating costs and aim at efficient provision and a reasonable operating margin.

Prior to the enactment of Decree No. 302/24, upon issue of Decree No. 690/20, we had initiated legal proceedings challenging the constitutionality of Decree No. 690/20 and ENACOM Resolutions No. 1466/20 and 1467/20 issued in connection therewith. In this context, we obtained a precautionary measure suspending the application of the aforementioned ENACOM regulations and Decree No. 690/20. In addition, on June 19, 2024, we were notified of the decision of the Second Chamber of the Federal Court of Appeals on Administrative Litigation Matters, which (i) dismissed the arguments of the PEN and ENACOM´s appeals against the ruling of Federal Administrative Court No. 8 dated November 17, 2023 and (ii) upheld the first instance judgment which declared the Decree 690/20 and ENACOM Resolutions N° 1466/2020 and 1467/2020 issued in connection therewith null. In addition, on June 25, 2024, through Decree 13/2024, the ENACOM eliminated the regulations limiting Internet, mobile phone and cable TV rate increases.

Consolidation of Personal Envíos S.A. into Micro Fintech Holding LLC

In May 2024, Núcleo S.A. distributed to its shareholders, as a dividend in kind, the 7,760 shares of Personal Envíos S.A. held by it, which represent a 97% stake in Personal Envíos S.A. As a consequence of such distribution, the Company received 5,240 shares of Personal Envíos S.A.

Subsequently, in May 2024, we made a contribution in kind to Micro Fintech Holding LLC consisting of the shares of Personal Envíos S.A. received from Núcleo S.A. as described above along with 160 shares of Personal Envíos S.A. that the Company already owned. As a result of such transaction, Micro Fintech Holding LLC currently owns 5,400 shares of Personal Envíos S.A., representing a 67.5% of the issued and outstanding capital stock of Personal Envíos S.A.

Acquisition of Naperville Investments LLC

On May 20, 2024, Televisión Dirigida S.A., our subsidiary, has exercised the call option to purchase a 51% stake in Naperville Investments, LLC, a limited liability company organized under the laws of Delaware, who owns a 76.63% stake in Manda S.A., a satellite services supplier operating in Argentina, Paraguay and Uruguay, as well as the call option to acquire a 0.0074% direct stake in Manda S.A. from minority shareholders. In consideration for the acquisition of the shares of Naperville Investments LLC, in addition to the call option premium of U.S.$3.8 million, which had already been paid, we agreed to pay U.S.$12.6 million.

Recent issuances

On June 6, 2024, the Company issued Series 20 notes under the Program, at a fixed rate of 5%, maturing on June 6, 2026 for a nominal value of U.S.$59,728,670 and subsequently, on June 11, 2024, we issued additional Series 20 notes, for a nominal value of U.S.$21,568,635, which added to those originally issued results in a total of U.S.$81,297,305 outstanding as of the date hereof.

Concurrent Transactions

Notes Offering

On the date of this prospectus supplement, we announced an offering of a new series of notes (the “Notes,” and such offering the “Notes Offering”) to be issued by the Company in reliance on an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes Offering will be made in compliance with all the requirements of, and will be subject to the procedural requirements established in, the Argentine Negotiable Obligations Law No. 23,576, as amended and supplemented (the “Negotiable Obligations Law”), Law No. 26,831, as amended and supplemented (the “Argentine Capital Markets Law”), the General Resolution No. 622, as amended and supplemented, issued by the CNV, and any other applicable laws and regulations of Argentina.

The Notes have not been registered under the Securities Act, or with the securities regulatory authority of any state or other jurisdiction in the United States. The Notes may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration as defined in Rule 144A under the Securities Act and in reliance on exemptions from registration under the Securities Act, and to non U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. This prospectus supplement is not deemed to be an offer to sell or a solicitation of an offer to buy any securities of the Company in the offering of the Notes or any other transaction.

BBVA Securities Inc., BCP Securities, Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Latin Securities S.A., Agente de Valores, Santander US Capital Markets LLC and UBS Securities LLC are acting as initial purchasers in the offering of the Notes.

No assurances can be made that we will consummate the Notes offering, or if it is consummated, what the terms of the Notes will be.

Tender Offer

Concurrent with the commencement of the offering of the Notes, we launched a cash tender offer (the “Tender Offer”) for up to U.S.$100 million aggregate principial amount of our 8.500% Notes due 2025 (the “Target Notes”) upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 8, 2024 (as it may be amended or supplemented from time to time). We intend to use of the net proceeds from the sale of the Notes, in compliance with the requirements of Section 36 of the Argentine Negotiable Obligations Law (i) to pay all or a portion of the consideration for the Tender Offer and accrued and unpaid interest on the Target Notes validly tendered and accepted by us on or before the applicable expiration date, (ii) to pay fees and expenses incurred in connection with the Tender Offer (iii) to pay or prepay in whole or in part (a) the 2019 IDB Invest Loan Agreement to the extent such prepayment is permitted in accordance with the terms thereof and is not in conflict with applicable laws and regulations (including, without limitation, the BCRA regulations); (b) the 2016 IFC Loan Agreement; (c) the 2017 IDB Loan Invest Agreement; and/or (d) certain loans under the 2019 IFC Loan Agreement; and (iv) the remainder, if any, for general corporate purposes.

The offering of the Notes is not conditioned on the successful consummation of the Tender Offer or any level of participation in the Tender Offer. However, the Tender Offer is conditioned on achieving a minimum issuance size in the offering of the Notes. The Tender Offer is not being made pursuant to this prospectus supplement. The Tender Offer is being made solely on the terms and subject to the conditions set out in a separate offer document.

The initial purchasers are acting as dealer managers in the Tender Offer.

Exchange Offer

Upon the pricing of the offering of the Notes, we may launch an offer to exchange (the “Exchange Offer”) our outstanding 8.000% Notes due 2026 for additional notes of the same series of Notes offered in the Notes Offering (the “Additional Exchange Notes”). Whether any such Additional Exchange Notes will be fungible for U.S. federal income tax purposes with the Notes will depend on a number of factors, and no assurance can be given that any such Additional Exchange Notes will be fungible for such purposes with the Notes. If any such Additional Exchange Notes are fungible for such purposes with the Notes, the Additional Exchange Notes will constitute a single series with, and be assigned the same CUSIP and ISIN numbers, and have the same terms and conditions as, the Notes offered. If, however, any such Additional Exchange Notes are not fungible for U.S. federal income tax purposes with the Notes, the applicable Additional Exchange Notes will be assigned separate CUSIP and ISIN numbers from the Notes.

The offering of the Notes is not conditioned on the successful consummation of the Exchange Offer. However, the consummation of the Exchange Offer is expected to be contingent on the successful consummation of the offering of the Notes. The Exchange Offer is not being made pursuant to this prospectus supplement. The Exchange Offer is expected to be made solely on the terms and subject to the conditions set out in a separate offer document.

The initial purchasers are expected to act as dealer managers in the Exchange Offer.

No assurances can be made that we will launch the Exchange Offer. If we launch the Exchange Offer, we cannot predict whether holders of our outstanding debt will participate in any such Exchange Offer or whether the Exchange Offer will be successfully consummated.

Corporate Contact Information

Our principal executive offices are located at General Hornos 690, C1272ACK, Buenos Aires, Argentina, and our telephone number is 54-11-4968-4000.

The offering

Issuer	Telecom Argentina S.A., a corporation organized under Argentine law.
Shares of common stock offered to the public by the Selling Shareholder	198,085,167
Manner of Offering	Sales of shares of our common stock under this prospectus supplement, if any, will be made by the selling shareholder in open market transactions, privately negotiated transactions, block transactions or by any other method or payment permitted by law. Please read “Plan of Distribution” in this prospectus supplement.
Use of Proceeds	We will not receive any of the proceeds from the sale of shares of our common stock being offered by the selling shareholder.
NYSE Symbol	TEO
Risk Factors	An investment in our common stock involves risks. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page S-15 of this prospectus supplement, page 14 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and accompanying prospectus before you make an investment in our common stock.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Risks Relating to Argentina

Devaluation of the Argentine Peso and foreign exchange restrictions may adversely affect our results of operations, our capital expenditures and our ability to service our liabilities and pay dividends.

Since we generate a substantial portion of our revenues in Argentine Pesos (the functional currency of Telecom), any devaluation may negatively affect the U.S. dollar value of our earnings while increasing, in Peso terms, our expenses and capital expenditures denominated in foreign currency. The Argentine Peso has been subject to significant devaluation against the U.S. dollar in the past and may be subject to fluctuations in the future. The value of the Peso compared to other foreign currencies is dependent, among other factors, on the level of international reserves maintained by the BCRA, which have also shown significant fluctuations in recent years. The Argentine macroeconomic environment, in which we operate, has been affected by the continued devaluation of the Peso, which in turn has and could continue to have a direct impact on our financial and economic position.

The value of the Peso has fluctuated significantly over time. In 2023, the Argentine Peso continued to depreciate against the U.S. dollar and other major foreign currencies. According to Banco de la Nación Argentina, the Peso/dollar exchange rate stood at P$808.45 per U.S.$1.00 as of December 29, 2023, evidencing an appreciation of the U.S. dollar against the Argentine Peso of approximately 356.3% from its value of P$177.16 per dollar at December 30, 2022 (compared to 72.5% and 22.1% in the years ended December 31, 2022 and 2021, respectively). Until November 2023, the average exchange rate, stood at P$295.29 per U.S. dollar. However, with the assumption of the new administration, the U.S. dollar appreciated 118% against the Argentine Peso, bringing the exchange rate to P$800 per dollar on December 13, 2023. The BCRA subsequently announced the transition to a new macroeconomic stability regime establishing a 2% monthly sliding path of the official exchange rate. Additionally, the “Relevamiento de Expectativas de Mercado” (“REM”), published by the BCRA on July 4, 2024, estimated an inflation of 138.1% for 2024. Monthly inflation for the months of January, February, March, April and May 2024 was 20.6%, 13.2%, 11%, 8.8% and 4.4% respectively, while the accumulated figure for the first five months of the year reached 71.9%. In turn, the Organisation for Economic Cooperation and Development (“OECD”) stated that inflation in 2024 is estimated to be 250.6%.

As a result of the Argentine Peso’s increased volatility, the Argentine government and the BCRA implemented several measures to stabilize its value. The continued devaluation of the Argentine Peso during the past years has had and continues to have a negative impact on the payment of foreign currency denominated debts by local private sector debtors to unrelated foreign entities, and has also led to an increase in inflation, which in turn has a direct impact on real wages. The devaluation has also negatively impacted businesses whose success is dependent on domestic market demand, and adversely affected the Argentine government’s ability to honor its foreign debt commitments.

Higher restrictions to access the official FX Markets were imposed starting 2020, with a view to reducing the loss of international reserves generated by a greater demand of U.S. dollars by individuals and companies. These restrictions have resulted in the creation of multiple reference exchange rates, such as the “blue chip swap” rate (contado con liquidación), MEP dollar (Mercado Electrónico de Pagos), and soybean dollar (dólar soja), among others. Some of these exchange rates are only available to certain markets participants, or in the activities in which the currency is held. In addition, dealing with certain of these reference rates might directly affect the access of the Company to the FX Market. The requirements to access these different exchange rates, as well as the actual exchange rate of each option, vary significantly from one another. Pursuant to Communication “A” 7106 (as amended and supplemented from time to time), the BCRA established certain requirements to access the local exchange market for purposes of repayment of cross-border financial debts, in particular, for the payment of principal outstanding amounts in loans and securities having amortization payments scheduled between October 15, 2020 and December 31, 2021 for principal amounts exceeding U.S.$2,000,000 by the non-financial private sector and financial entities. Particularly, the payment of principal amounts pertaining to loans and securities subject to the regulation should be part of a refinancing plan that must be previously filed with the BCRA, which must provide that (i) only 40% of the principal amount owed and payable shall be paid through the local foreign exchange market on or prior to March 31, 2021; and (ii) the remaining 60% must be refinanced so the average life of the debt is increased for a minimum of two years. Pursuant to Communication “A” 7621, the BCRA requirements set forth by Communication “A” 7106 are also applicable to amortization payments of principal outstanding amounts in loans and securities scheduled until December 31, 2023. As of the date of this prospectus supplement, this regime has not been renewed. It is not possible to guarantee that the period covered by Communication “A” 7621 will not be reinstated in the future by the BCRA or that other regulations with similar effects will be issued that would require the Company to refinance its obligations, which in turn could have a negative impact on the Company, and in particular, in the Company’s ability to meet its debt obligations. See “Item 10—Foreign Investment and Exchange Controls—External financial indebtedness” in the TEO 2023 20-F.

In October 2022, the former administration issued the General Resolution No. 5271/2022 creating the Argentine System of Imports (SIRA) and the Argentine System of Imports and Foreign Payments of Services (SIRASE), an import licensing and approval system created to preserve hard currency reserves within the BCRA. All products and services were under the scope of the SIRA regime, which required Argentine importers to submit a SIRA or SIRASE request for all imports before shipping products or contracting services from abroad. The implementation of this system ultimately generated major import approval delays and barriers to foreign exchange availability for Argentine companies during 2023 and, because of the inability for companies to access the FX Market, this was the only time in recent years when many Argentine companies had to extend or renegotiate their commercial debts with foreign suppliers.

Due to this situation, we have been unable to access the FX Market to cancel most of our obligations in foreign currency for imports of goods and services which are crucial for our operations, while additionally generating the accumulation of commercial debt. This additional commercial debt, in the case it is past-due, is being treated as financial debt when considering the calculation of the financial ratios of the Company, in accordance with the definitions incorporated in some of our debt contracts.

Milei’s administration has announced that it plans to implement policies aimed at modifying Argentina’s macroeconomic conditions, such as reducing the fiscal deficit, reforming the National State, privatizing public companies and rationalizing the current spending of the national administration. These measures and any future measures may generate volatility in economic and financial conditions. To address the issue of increasing commercial debts, under the Milei administration, the BCRA has been offering U.S. dollar-denominated securities (BOPREAL, standing for Bond for the Reconstruction of a Free Argentina in Spanish), which can only be subscribed by importers with overdue debts for goods with customs registration and/or services actually rendered until December 12, 2023. As an alternative, BOPREALs may be used for an easier access to foreign currency, whether through the collection of interest or principal upon maturity, or through the sale of the bonds in the secondary market in exchange for dollars paid abroad. Importers of goods and services may not repay debts incurred prior to December 12, 2023 by any other means, with the exception of dollars held abroad, without jeopardizing access to the official exchange market. Pursuant to current BCRA rules, importers will not be entitled to access the FX Market for 90 days if they have conducted exchange transactions involving the sale/purchase of securities governed by local law (other than BOPREALs) settled in dollars abroad or for 180 days if they have conducted exchange transactions involving the sale or purchase of securities governed by foreign law settled in dollars abroad.

In this regard, between January and May 2024, the BCRA completed the Series 1, 2 and 3 BOPREAL auctions issuing their maximum amounts of U.S.$5,000 million, U.S.$2,000 million and U.S.$3,000 million, respectively. Series 3 of BOPREAL was also qualified for subscription by those who have debt related to payment of dividends (BCRA Communication “A” 7999), and comply with certain conditions.

Given the options currently provided by the BCRA, we are managing the stock of commercial debt that was accumulated due to the aforementioned restrictions. We participated in the auctions of BOPREAL 1 and 2 Series during January and February 2024. As of the date that the BOPREALs are received, they are measured at fair value and included as current investments. The bonds would allow us to agree on a settlement of the existing commercial debt with our main vendors, which we are negotiating with each counterparty on a one-by-one basis.

In addition, on December 26, 2023 the new administration passed the General Joint Resolution 5466/2023, which established a new Statistical System for Imports (SEDI) and derogated the previous regime established by the General Resolution No. 5271/2022.

Any further depreciation of the Argentine Peso or our inability to acquire foreign currency could have a material adverse effect on our financial condition and results of operations. We cannot predict whether and to what extent the value of the Peso could depreciate against the U.S. dollar and the way in which any such fluctuations could affect our business. Furthermore, no assurance can be given that, in the future, no additional currency or foreign exchange restrictions or controls will be imposed. Existing and future measures may negatively affect Argentina’s international competitiveness, discouraging foreign investments and lending by foreign investors or increasing foreign capital outflow which could have an adverse effect on economic activity in Argentina, and which in turn could adversely affect our business and results of operations. We cannot predict how these conditions will affect the consumption of services provided by Telecom or our ability to meet our liabilities denominated in currencies other than the Argentine Peso. Any restrictions on transferring funds abroad imposed by the government could undermine our ability to pay dividends on our ADSs or make payments (of principal or interest) under our outstanding indebtedness in U.S. dollars as well as to comply with any other obligation denominated in foreign currency. See “Item 10—Additional Information—Foreign Investment and Exchange Controls in Argentina” in the TEO 2023 20-F.

The success of these measures is subject to uncertainty and any further depreciation of the Argentine Peso or our inability to acquire foreign currency could have a material adverse effect on our financial condition and results of operations. We cannot predict the effectiveness of these measures. We cannot predict whether, and to what extent, the value of the Argentine Peso may depreciate or appreciate against the U.S. dollar or other foreign currencies, and how these uncertainties will affect demand for the fixed and mobile telephony services, Internet services and cable television services we provide. Furthermore, no assurance can be given that, in the future, no additional currency or foreign exchange restrictions or controls will be imposed. Existing and future measures may negatively affect Argentina’s international competitiveness, discouraging foreign investments and lending by foreign investors or increasing foreign capital outflow which could have an adverse effect on economic activity in Argentina, and which in turn could adversely affect our business and results of operations. We cannot predict how these conditions will affect the consumption of services provided by Telecom or our ability to meet our liabilities denominated in currencies other than the Argentine Peso. Any restrictions on transferring funds abroad imposed by the government could undermine our ability to pay dividends on our ADSs or make payments (of principal or interest) under our outstanding indebtedness in U.S. dollars as well as to comply with any other obligation denominated in foreign currency. See “Item 10—Additional Information—Foreign Investment and Exchange Controls in Argentina” in the TEO 2023 20-F.

Depreciation of the Argentine Peso against major foreign currencies may also have an adverse impact on our capital expenditure program and increase the Argentine Peso amount of our trade payables and borrowings denominated in foreign currencies. As of March 31, 2024, P$2,151,567 million of our liabilities net were denominated in foreign currencies. Telecom seeks to manage the risk of devaluation of the Argentine Peso, by entering from time to time into certain DFI agreements and futures contracts in order to hedge some of its exposure to foreign currency fluctuations. However, Telecom remains highly exposed to risks associated with the fluctuation of the Argentine Peso. In addition, the devaluation of the Argentine Peso and foreign exchange restrictions may affect compliance with our covenants. See “Item 3—Key Information—Risk Factors—Restrictive covenants in Telecom’s outstanding indebtedness may restrict its ability to pursue its business strategies” in the TEO 2023 20-F.

Economic and political developments in Argentina, and future policies of the Argentine government may affect the economy as well as the operations of the telecommunications industry, including Telecom Argentina.

The Argentine government has historically exercised significant influence over the economy, and telecommunications companies in particular have operated in a highly regulated environment. The Argentine government may promulgate numerous, far-reaching regulations affecting the economy and telecommunications companies in particular.

In August 2020, Decree No. 690/20 declared ICT services as an essential public service and imposed tariff regulations on such services. As of April 2024, this decree has been replaced by Decree No. 302/24, which qualified mobile telephone services in all its modalities as public services and established the liberalization of the prices of ICT services. For further information about Decree No. 690/20, Decree No. 302/24, its related regulation and the related legal proceedings, see “Item 4 —Regulatory Authorities and Framework— Decree No. 302/24” and “Item 3—Risks Relating to Telecom and its operations— The regulation of prices may adversely affect Telecom Argentina’s revenues” in the TEO 2023 20-F.

In October 2022, the Argentine government signed a new agreement with the Paris Club, which is an amendment to the 2014 Paris Club Agreement. This new agreement recognizes a principal amount of U.S.$ 1.971 billion, to be repaid in thirteen semiannual payments, starting in December 2022, and with final maturity in September 2028. As part of the agreement, the interest rate applicable to the first three payments was reduced from 9% to 3.9%, with subsequent gradual increases to 4.5%. The payment profile involves semiannual payments for an average of U.S.$ 170 million (principal and interest included). In April 2023, the former Minister of Economy, Sergio Massa, signed agreements with the Netherlands, Germany, Canada, Israel, Finland, Denmark and Austria as part of the negotiations between the Argentine government and the group of creditors part of the Paris Club, to complete the repayment of the obligations in 2028. As of December 31, 2023, Argentina had made an interest payment to the Paris Club of U.S.$190 billion, and to other organizations such as the World Bank and the Development Bank of Latin America and the Caribbean, among others, for U.S.$ 38 billion as part of the payments committed to in the international agreements.

During the first quarter of 2022, the Argentine government reached a new agreement with the IMF in order to renegotiate the principal maturities of the U.S.$44.1 billion disbursed between 2018 and 2019 under a SBA, originally planned for the years 2021, 2022 and 2023. On January 28, 2022, the IMF and the Argentine authorities reached an understanding on key policies as part of their ongoing discussions on an IMF-supported program. On March 4, 2022, the Argentine government reached a staff-level agreement with the IMF and a bill was sent to the Argentine Congress. On March 11, 2022, the lower house of the Argentine Congress passed and sent to the Senate the bill that supports the agreement between Argentina and the IMF under the extended fund facility arrangement. Finally, on March 17, 2022, this agreement was approved by Argentine Congress.

By the end of 2022, the IMF approved the third quarter target review and released the disbursement of U.S.$4.4 billion, which helped increase the BCRA’s international reserves from U.S.$39.262 billion to U.S.$43.263 billion. However, the IMF warned about the “exceptionally high” risks of the economic plan and the fragility of political support, and stressed the need to implement further reforms in the economy. Thus, in 2022, the 2.5% primary fiscal deficit target was met. Contrary to what was projected, the primary fiscal deficit in 2023 was 2.9%, one point above what was established with the international lending institution and, according to the IMF fiscal monitor, the deficit is projected to be 3.7% in 2024, 1.9% in 2025 and 0.5% in 2026.

In addition, at the beginning of 2023, Argentina agreed with the IMF to disburse U.S.$5.2 billion and agreed on a substantial modification in the BCRA’s reserves target for 2023 as a consequence of the severe drought in the country and the costs of the war in Ukraine. This outlay was the result of the fulfillment of the targets agreed upon with the IMF for the last quarter of 2022, which were linked to the fiscal deficit, monetary issuance and BCRA reserves.

As of December 31, 2023, the IMF staff and the Argentine authorities reached a staff-level agreement on the first to the sixth reviews, under the extended fund facility arrangement.

Furthermore, at the beginning of January 2024, the government reached an agreement with the IMF in which it authorized the payment of U.S.$ 4.7 billion, corresponding to the seventh review of the program. This money is expected to be used to repay a loan requested from the Andean Development Corporation for U.S.$ 900 million, which was used to pay December 2023 maturities with the IMF, and to pay the principal maturities of January and April 2023. The disbursement, which is intended to support policy efforts to restore macroeconomic stability for Argentina and to meet its balance of payments needs, was approved by the IMF’s Executive Board in April 2023. As a result, the Argentine government was able to pay maturities of U.S.$ 2.8 billion.

On February 1, 2024, the IMF Executive Board concluded the seventh review of the arrangement under the IMF’s Extended Fund Facility arrangement for Argentina. The Executive Board’s decision allows for an immediate disbursement of approximately U.S.$4.7 billion (or SDR 3.5 billion) to support the major efforts of the new authorities to restore macroeconomic stability in Argentina.

On May 14, 2024, the eighth review of the program took place, which focused on fiscal compliance during the first quarter of 2024. According to the Ministry of Economy´s figures, the primary fiscal surplus was four times higher than the figure required by the current program, whereas the BCRA accumulated more than U.S.$ 2 billion above the agreed amount. In turn, under the 2018 agreement, the BCRA is expected to make a payment of U.S.$ 1.927 billion and after which only a last principal payment of approximately U.S.$ 640 billion will remain and, from that moment on, the BCRA will make calendar interest and surcharge payments until September 2026, when the repayment process of the current Extended Facilities Program is expected to begin. On June 13, 2024, the IMF Executive Board approved the eighth review of the program and enabled a disbursement of almost U.S.$ 800 million that is programmed to increase the Central Bank’s reserves. The Argentine government is expected to seek negotiations towards a new program with additional financing, as a way to speed up the exit from the exchange restriction.

We cannot assure the Argentine government will be successful in future negotiations with the IMF, which could affect the Argentine government’s ability to implement reforms and public policies and boost economic growth, or the impact the result of such renegotiations will have in Argentina’s ability to access international capital markets (and indirectly in our ability to access those markets). Moreover, the long-term impact of these measures and any future measures taken by the government on the Argentine economy, as a whole and in the telecommunication sector in particular, remains uncertain. It is possible that such reforms could be disruptive to the economy and adversely affect the Argentine economy and the telecommunications industry, and consequently, our business, results of operations and financial condition. We are also unable to predict the measures that the Argentine government may adopt in the future, and how they will impact on the Argentine economy and our results of operations and financial condition.

In the event of any economic, social or political crisis, companies operating in Argentina may face the risk of strikes, expropriation, nationalization, mandatory amendment of existing contracts, and changes in taxation policies including tax increases and retroactive tax claims. In addition, Argentine courts have sanctioned modifications on rules related to labor matters, requiring companies to assume greater responsibility for the assumption of costs and risks associated with sub-contracted labor and the calculation of salaries, severance payments and social security contributions. Since we operate in a context in which the governing law and applicable regulations change frequently, also as a result of changes in government administrations, it is difficult to predict if and how our activities will be affected by such changes.

Presidential and federal congressional elections in Argentina were held in October 2023. Since assuming office on December 10, 2023, Javier Milei´s administration has announced a range of economic and policy reforms, which impact on the future economic and political environment is uncertain. No assurances can be made as to the policies that may be implemented by the new Argentine administration, or that political developments in Argentina, will not adversely affect the Argentine economy or our business, financial condition or results of operations. In addition, we cannot assure that future economic, regulatory, social and political developments in Argentina will not impair our business, financial condition or results of operations, or cause the market value of our shares to decline.

On December 21, 2023 Javier Milei’s administration issued Decree of Necessity and Urgency No. 70/2023, entitled “Bases para la Reconstrucción de la Economía Argentina” (Foundations for the reconstruction of the Argentine economy) establishing various initiatives for the deregulation of the economy and reduction of the size of the public administration and public expenses. Such decree remains mostly in effect. The decree includes a series of legal, institutional, tax, and criminal reforms affecting various sectors of the economy. Additionally, the decree declares a public emergency in economic, financial, fiscal, social security, defense, tariff, energy, health and social matters until December 31, 2025, extendable for two additional years, and delegates numerous legislative powers to the PEN for the duration of the public emergency.

This decree is subject to the subsequent legislative control established by section 99, paragraph 3, of the National Constitution and Law 26,122, which provides that the decree will remain in force until it is rejected by both Chambers of the National Congress. On March 14, 2024, the Senate rejected the decree, thereby passing to the lower house for its vote. In the event that the lower house also rejects it, the decree will become ineffective.

The Milei administration also submitted to Congress a significant number of reforms through the omnibus bill entitled “Bases y Puntos de Partida para la Libertad de los Argentinos” (Foundations and Starting Points for the Freedom of the Argentine People). After months of negotiation, on June 28, 2024, the bill finally passed and the Ley Bases was finally approved.

The key points entailed by this approval are the following:

•	Emergency: Ley Bases declares public emergency on administrative, economic and energy matters for a one-year period. Also, legislative powers are delegated to the PEN in the terms of Article 76 of the National Constitution. The PEN must report monthly and in detail to the Congress about the exercise and the results of this delegation;

•	State Reform: Regarding the reorganization of the state, the law establishes the bases of legislative delegations, namely: i) to improve the functioning of the state; ii) to reduce the oversizing of the state structure; and iii) to ensure effective internal control in the national public administration. Also, regarding the privatization of public companies, the law determined that the companies “subject to total or partial privatization” are: Energía Argentina S.A.; Intercargo S.A.U.; Agua y Saneamientos Argentinos S.A.; Belgrano Cargas y Logística S.A.; Railway Operating Society S.E. (SOFSE); and Corredores Viales S.A. Likewise, reforms and modifications were introduced to laws 19,549 (National Administrative Procedures), 25,164 (Regulation of National Public Employment), and 24,185 (Collective Labor Agreements).

•	Incentive Regime for Large Investments: The creation of the “Régimen de Incentivos para Grandes Inversiones” which establishes a legal and regulatory framework to promote investment in productive projects in Argentina. This regime will provide incentives, legal certainty and protection of acquired rights for projects that meet the established requirements. It is declared that large investments under the RIGI are of national interest and benefit Argentina, the Argentine Provinces, the City of Buenos Aires and the municipalities. Its objectives are: to encourage “large investments”, promote economic development, strengthen competitiveness, increase exports and services, generate employment and provide stability to future investments. Throughout the articles, the deadlines, the subjects authorized to participate, the specific requirements of the RIGI, tax incentives and exchange incentives are regulated;

•	Concessions: The possibility of the government to grant public work concessions to private or public entities for the construction, conservation or exploitation of public works and for the provision of public services through the collection of rates, tolls or other remunerations;

•	Energy: Various modifications are included to laws 17,319 (Hydrocarbons), 24,076 (Natural Gas) and 26,741 (Fiscal Oil Fields). The National Gas and Electricity Regulatory Entity is created, replacing the Electricity Regulatory Entity (“ENRE”) and the Gas Regulatory Entity (“ENARGAS”). On the other hand, the PEN is empowered to adapt Laws 15,336 (Electrical Energy) and 24,065 (Electrical Regulatory Framework).

•	Labor modernization: Various modifications are introduced to laws 24,013 (Employment), 20,744 (Employment Contract Law) and 26,727 (Agrarian Work). Likewise, Law 25,323 (Worker's Compensation) is repealed. Modifications include the extension of the trial period or the exemption from sanctions and criminal actions for those employers who have not made the corresponding contributions, in exchange for regularizing the employee.

On the same date, Congress passed some fiscal measures (“Medidas Fiscales Paliativas y Relevantes”) regarding regularization of tax, customs and fiscal obligations, in order to achieve voluntary payment of obligations by taxpayers and responsible parties, who, if they apply for the regime, will obtain different benefits depending on the type of membership and the type of debt they register.

Both laws have been enacted (promulgadas) by the PEN on July 5, 2024 and published on the Official Gazette on July 8, 2024.

The social, political and economic impact of the reforms and measures announced by the Argentine government to date, the consequences of Ley Bases and the impact of future reforms and measures that may be proposed remains uncertain. The ambitious deregulation scheme purported to be enforced by means of Decree No. 70/2023 and Ley Bases could affect our business, results of operations and financial condition.

We cannot assure that future economic, regulatory, social and political developments in Argentina will not adversely affect our business, financial condition or results of operations, or cause the decrease of the market value of our securities.

Inflation has accelerated and could accelerate further, causing adverse effects on the economy and negatively impacting Telecom’s margins and/or ratios.

Inflation has continuously increased since 2005. There can be no assurance that inflation rates will not be higher in the future. Furthermore, the INDEC has experienced periods of political interventionism that raised serious concerns about the reliability of the data published by that agency. As a result, at the end of February 2024, a London Court of Arbitration issued a decision instructing Argentina to pay U.S.$ 337 million as a bond if it wants to continue with a lawsuit that is being processed for the use of the calculation method of a series of debt bonds, known as “PBI coupons”. The claim, initiated by a number of investment funds, is based on the fact that the former government of Cristina Kirchner, with Axel Kicillof as former Minister of Economy, changed the base year for calculating the growth of the economy in 2013 to avoid paying a GDP coupon, which had been set in the 2005 Argentine debt restructuring to convince creditors to enter a swap, with a promise of additional payment for each year in which Argentina’s GDP grew more than 3%. Future political intervention in the INDEC could jeopardize the agency’s autonomy and therefore affect the reliability of the statistics it publishes.

In addition, during last three years, various factors in the international economic and financial context, such as the military conflict between Russia and Ukraine and between Israel and Hamas, and the turbulence in international financial markets caused by rising inflation, particularly in the United States and Europe, had a negative impact on emerging economies such as Argentina. See “Item 3—Key Information—Risk Factors—Although Argentina’s economy grew during 2022 and 2021, it experienced contractions during 2023 and in the past and may contract in the future due to international and domestic conditions which may adversely affect our operations” in the TEO 2023 20-F. For example, inflation in Argentina raised significantly during 2023, reaching the highest monthly inflation of over 25% in December, after the new administration took office. The National CPI variation was 211.4% in 2023, 94.8% in 2022 and 50.9% in 2021. The CPI variation accumulated in 2024 as of May 31, 2024 was 71.9%.

The 2023 inflation rates, which place Argentina as the Latin American country with the highest inflation for the year (above Venezuela, which had an estimated rate of 193%), were the result of factors such as: i) currency devaluation; ii) the dismantling of various agreements and price controls implemented by the Fernández administration; and (iii) the arrival of a new government that promotes free prices.

Efforts made by the Argentine government to contain and reduce inflation are expected to, as of the date of this prospectus supplement, achieve the desired results, as inflation is currently declining faster than expected. If the value of the Argentine Peso cannot be stabilized through fiscal and monetary policies, an increase in inflation rates could be expected. For additional information, see Note 1.d) to our Annual Financial Statements.

Because the majority of our revenues are denominated in Pesos, any further increase in the inflation rate not accompanied by a parallel increase in our prices would decrease our revenues in real terms and adversely affect our results of operations (See also “Item 3—Key Information—Risk Factors—Risks Relating to Telecom and its operations—The regulation of prices may adversely affect Telecom Argentina’s revenues” in the TEO 2023 20-F). Further, higher inflation rates generally lead to a reduction in the purchasing power, thus increasing the likelihood of a lower level of demand for our fixed and mobile telecommunications, cable television and Internet services in Argentina.

Although Argentina’s economy grew during 2022 and 2021, it experienced contractions during 2023, the first quarter of 2024 and may contract in the future due to international and domestic conditions which may adversely affect our operations.

The Argentine economy has experienced significant volatility in the past few years and recent decades, characterized by periods of low or negative GDP growth, high and variable levels of inflation and currency devaluation. After the recovery experienced following the significant contraction during 2020, Argentina’s economy again experienced a contraction during 2023 and has experienced a contraction during the first quarter of 2024. The country’s economy remains unstable notwithstanding the efforts by the Argentine government to address inflation and the constraints on the country’s foreign exchange reserves and related pressure on the value of the Peso. Substantially all of our operations, properties and customers are located in Argentina, and, as a result, our business is, to a large extent, dependent upon economic and legal conditions prevailing in Argentina.

If economic conditions in Argentina were to further deteriorate, they could have an adverse effect on our results of operations, financial condition and cash flows.

Global financial instability, pandemics, the armed conflicts between Russia and Ukraine and Israel and Hamas or global economic conditions, any future increases in the interest rate of the United States and other developed countries and any other global economic events may impact the Argentine economy and prevent Argentina to be put back on track to growth or could aggravate the current recession with consequences in trade and fiscal balances and in the unemployment rate.

Argentina’s economy may be negatively affected in the future by several domestic factors such as an appreciation of the real exchange rate which could affect its competitiveness, further worsening trade balance, which, combined with capital outflows could reduce the levels of consumption and investment resulting in greater exchange rate pressure. Additionally, abrupt changes in monetary and fiscal policies or foreign exchange regime could rapidly affect local economic output, while lack of appropriate levels of investment in certain economic sectors could reduce long-term growth. Access to the international financial markets could be limited. Consequently, an increase in public spending not correlated with an increase in public revenues could affect Argentina’s fiscal results and generate uncertainties that might affect the economy’s growth level.

In addition, while the vast majority of economies recovered from the impact of the COVID-19 pandemic during the last years, if such slowdowns or recessions were to recur, this may impact the demand for products coming from Argentina and hence affect its economy.

The Russia-Ukraine sanctions could adversely affect the global economy and financial markets and thus could affect our business, financial condition or results of operations. The extent and duration of the military conflict, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this prospectus supplement and may result in compliance and operational challenges for the Company. In particular, we maintain telecommunications agreements with certain international carriers that may deliver traffic between the Company’s networks, Russia and Ukraine, including potentially certain sanctioned territories within Ukraine. Although U.S. sanctions authorize the receipt or transmission of telecommunications with such sanctioned territories, to the extent that any activities involving those international carriers are outside the scope of such authorization, or sanctions relating to Russia and Ukraine are expanded, such activity may potentially result in regulatory or enforcement actions against the Company.

Additionally, there is uncertainty as to how the trade relationship between the Mercosur member States will unfold, in particular between Argentina and Brazil. We cannot predict the effect on the Argentine economy and our operations if trade disputes arise between Argentina and Brazil, or in case either country decided to exit the Mercosur.

In addition, the global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States, Europe and China. Some of these monetary measures negatively impacted financial markets during 2022 and 2023.

Beginning in October 2023, an armed conflict between Israel and Hamas-led Palestinian militant groups has been taking place chiefly in and around the Gaza Strip, with clashes also taking place in the West Bank and Israel–Lebanon border. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa and over the conflicts involving Iran, Ukraine, Russia, Syria and North Korea. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes, and the possibility of economic conflict between the United States and China, which began in 2018. If the ongoing conflict between Israel and Hamas that reignited in October 2023 results in the imposition of sanctions, this may similarly potentially result in regulatory or enforcement actions against the Company.

If international and domestic conditions for Argentina were to worsen due to the aforementioned factors, the Argentine economy could be negatively affected as a result of lower international demand and lower prices for its products and services, higher international interest rates, lower capital inflows and higher risk aversion, which may also adversely affect our business, results of operations, financial condition and cash flows.

Risks Relating to our Common Stock

Trading of our class B shares in the Argentine securities markets is limited and could experience further illiquidity and price volatility.

Argentine securities markets are substantially smaller, less liquid and more volatile than major securities markets in the U.S. In addition, Argentine securities markets may be materially affected by developments in other emerging markets, particularly other countries in Latin America. Our class B shares underlying ADSs are less actively traded than securities in more developed countries and, consequently, an ADS holder may have a limited ability to sell the class B shares underlying ADSs (upon withdrawal from the ADSs facility) in the amount and at the price and time that it may desire. This limited trading market may also increase the price volatility of our class B shares underlying the ADSs.

Holders of ADSs may be adversely affected by currency devaluations and foreign exchange fluctuations.

If the peso exchange rate falls relative to the U.S. dollar, the value of the ADSs and any distributions made thereon from the depositary, could be adversely affected. Cash distributions made in respect of the ADSs may be received by the depositary (represented by the custodian bank in Argentina) in pesos, which will be converted into U.S. dollars and distributed by the depositary to the holders of the ADRs evidencing those ADSs if in the judgment of the depositary such amounts may be converted on a reasonable basis into U.S. dollars and transferred to the United States on a reasonable basis, subject to such distribution being impermissible or impracticable with respect to certain ADR holders. In addition, the depositary will incur foreign currency conversion costs (to be borne by the holders of the ADRs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to the ADSs.

The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell the class B shares underlying the ADSs on the MERVAL at the price and time you desire.

Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature. The Argentine securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States, and is not as highly regulated or supervised as some of these other markets. There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented approximately 94% of the aggregate market capitalization of the MERVAL as of December 31, 2016. Accordingly, although you are entitled to withdraw the class B shares underlying the ADSs from the depositary at any time, your ability to sell such shares on the MERVAL at a price and time at which you wish to do so may be substantially limited.

We are traded on more than one market and this may result in price variations; in addition, investors may not be able to easily move shares for trading between such markets.

Trading in the class B shares underlying ADSs or ADSs in the United States and Argentina, respectively, will take place in different currencies (U.S. dollars on the NYSE and pesos on the MERVAL), and at different times (resulting from different trading platforms, different time zones, different trading days and different public holidays in the United States and Argentina). The trading prices of the class B shares underlying ADSs on these two markets may differ due to these and other factors. Any decrease in the price of the class B shares underlying ADSs on the MERVAL could cause a decrease in the trading price of the ADSs on the NYSE. Investors could seek to sell or buy the class B shares underlying ADSs to take advantage of any price differences between the markets through a practice referred to as “arbitrage.” Any arbitrage activity could create unexpected volatility in both our share prices on one exchange, and the ADSs available for trading on the other exchange. In addition, holders of ADSs will not be immediately able to surrender their ADSs and withdraw the underlying class B shares for trading on the other market without effecting necessary procedures with the depositary. This could result in time delays and additional cost for holders of ADSs.

As a foreign private issuer, we will not be subject to U.S. proxy rules and will be exempt from filing certain reports under the Securities Exchange Act of 1934.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act of 1934 (the “Exchange Act”) related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act, and we are generally exempt from filing quarterly reports with the SEC under the Exchange Act.

In addition, we would lose our foreign private issuer status if a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We would have to present our financial statements under U.S. GAAP and may also be required to modify certain of our policies to comply with corporate governance practices applicable to U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

If we do not file or maintain a registration statement and no exemption from the Securities Act of 1933 (“Securities Act”) registration is available, U.S. holders of ADSs may be unable to exercise preemptive rights granted to our holders of class B shares underlying ADSs.

Under Argentine corporations law, if we issue new shares as part of a capital increase, our shareholders may have the right to subscribe to a proportional number of shares of the same class to maintain their existing ownership percentage. Rights to subscribe for shares in these circumstances are known as preemptive rights. In addition, shareholders are entitled to the right to subscribe for the unsubscribed shares remaining at the end of a preemptive rights offering on a pro rata basis, known as accretion rights. According to our By-laws, in the case of an issuance of any among our three classes of common stock (class A ordinary shares, class B shares and class C ordinary shares), accretion rights shall be limited to the shares of the same class for which there has been no subscription. If, once accretion rights have been exercised, there remains class B shares or class C ordinary shares for which to subscribe, the same shares may be subscribed for by shareholders of any of our three classes of common stock, with no distinction, in proportion to the shares of common stock for which such shareholder has subscribed on such occasion. Upon the occurrence of any future increase in our class B shares, U.S. persons (as defined in Regulation S under the Securities Act) holding our class B shares underlying ADSs or ADSs may be unable to exercise preemptive and accretion rights granted to our holders of class B shares underlying ADSs in connection with any future issuance of our class B shares underlying ADSs unless a registration statement under the Securities Act is effective with respect to both the preemptive rights and the new class B shares underlying ADSs, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file or maintain a registration statement relating to any preemptive rights offerings with respect to our class B shares underlying ADSs, and we cannot assure you that we will file or maintain any such registration statement or that an exemption from registration will be available. Unless those class B shares underlying ADSs or ADSs are registered or an exemption from registration applies, a U.S. holder of our class B shares underlying ADSs or ADSs may receive only the net proceeds from those preemptive rights and accretion rights if those rights can be assigned by the ADS depositary; if the rights cannot be sold, they will be allowed to lapse. Furthermore, the equity interest of holders of shares or ADSs located in the U.S. may be diluted proportionately upon future capital increases.

Our status as a foreign private issuer allows us to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.

We are a “foreign private issuer” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a foreign private issuer may elect to comply with the practices of its home country and not comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the exchange. We currently follow certain Argentine practices concerning corporate governance and intend to continue to do so. For example, according to Argentine securities law, our audit committee, unlike the audit committee of a U.S. issuer, will only have an “advisory” and/or “supervisory” role, such as assisting our board of directors with the evaluation the performance and independence of the external auditors and exercising the function of our internal control. Accordingly, holders of our ADSs will not have the same protections afforded to shareholders of U.S. companies that are subject to all of the NYSE corporate governance requirements.

Changes in Argentine tax laws may adversely affect the tax treatment of our class B shares underlying ADSs or ADSs.

On September 23, 2013, the Argentine income tax law was amended by the passage of Law 26,893 (the “Argentine Income Tax Law”). The amended law establishes that the sale, exchange or other transfer of shares and other securities is subject to a capital gain tax at a rate of 15% for Argentine resident individuals and foreign beneficiaries. There is an exemption for Argentine resident individuals if certain requirements are met; however, there is no such exemption for non-Argentine residents. See “Taxation—Material Argentine Tax Considerations.” However, as of the date hereof many aspects of the amended tax law remain unclear and, they are subject to further rulemaking and interpretation, which may adversely affect the tax treatment of our class B shares underlying ADSs and/or ADSs. The income tax treatment of income derived from the sale of ADSs, dividends or exchanges of shares from the ADS facility may not be uniform under the revised Argentine Income Tax Law. The possibly varying treatment of source income could impact both Argentine resident holders as well as non-Argentine resident holders. In addition, should a sale of ADSs be deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued regarding the mechanism for paying the Argentine capital gains tax when the sale exclusively involves non-Argentine parties. However, as of the date of this prospectus, no administrative or judicial rulings have clarified the ambiguity in the law. Conversely, if the sale of ADSs were deemed to give rise to foreign source income, no income tax would apply.

Therefore, holders of our class B shares, including in the form of ADSs, are encouraged to consult their tax advisors as to the particular Argentine income tax consequences under their specific facts.

We are organized under the laws of Argentina and holders of the ADSs may find it difficult to enforce civil liabilities against us, our directors, officers and certain experts.

We are organized under the laws of Argentina. A significant portion of our and our subsidiaries’ assets are located outside the U.S. Furthermore, almost all of our directors and officers and some advisors named in this prospectus reside in Argentina. Investors may not be able to effect service of process within the U.S. upon such persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the U.S., including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in an Argentine court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

Prior to any enforcement in Argentina, a judgment issued by a U.S. court will be subject to the requirements of Article 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code if enforcement is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires. Those requirements are: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action; (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action; (3) the judgment must be valid in the jurisdiction where rendered, and its authenticity must be established in accordance with the requirements of Argentine law; (4) the judgment does not violate the principles of public policy of Argentine law; and (5) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish, including, without limitation, the foreign judgment and other documents related thereto, requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language. See “Enforceability of Civil Liabilities.”

Future sales of substantial amounts of our class B shares and ADSs may depress the price of our class B shares and ADSs.

Future sales of substantial amounts of our class B shares and ADSs, or the perception that such future sales may occur, may depress the price of our class B shares and ADSs. Any such sale may lead to a decline in the price of our class B shares and ADSs. We cannot assure you that the price of our class B shares and ADSs would recover from any such decline in value.

SELLING SHAREHOLDER

This prospectus supplement relates to the possible resale by the selling shareholder from time to time of up to an aggregate of 198,085,167 shares of common stock.

The following table sets forth information concerning the shares of common stock that may be offered from time to time by the selling shareholder. The number of shares beneficially owned by the selling shareholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power. Percentage ownership is based on 2,153,688,011 shares of common stock outstanding as of March 31, 2024. For purposes of this table, we have assumed that the selling shareholder will have sold all of the shares of common stock covered by this prospectus supplement upon the completion of the offering. The selling shareholder listed has sole voting and investment power with respect to the shares beneficially owned by it unless noted otherwise.

The information in the following table has been provided to us by or on behalf of the selling shareholder and the selling shareholder may have sold, transferred, or otherwise disposed of all or a portion of the shares of common stock after the date on which they provided us with information regarding their securities. The selling shareholder may sell all, some or none of its shares of common stock in this offering. See the section titled “Plan of Distribution.”

	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus Supplement	Common Stock Beneficially Owned Upon Completion of this Offering(2)
Selling Shareholder	Number	Percentage	Number	Number	Percentage
Fintech Telecom LLC (1)	198,085,167	9.2%	198,085,167	—	—

(1)	Composed of Class B shares in the form of ADSs.
(2)	Assumes the sale of all shares being offered pursuant to this prospectus, including all amendments and supplements thereto.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock to be sold by the selling shareholder. Such proceeds will be received by the selling shareholder. The selling shareholder will pay any selling commissions and stock transfer taxes or any other expenses incurred by the selling shareholder in connection with the sale of the shares of our common stock. We will bear the fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including, without limitation, all registration, filing and printing fees and expenses, and fees and expenses of our counsel and our independent registered public accounting firm.

TAXATION

The following summary of certain Argentine federal and U.S. federal income tax considerations contains a description of the principal Argentine federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Argentina, or U.S. federal taxes other than income taxes. This summary is based on the tax laws of Argentina and the United States as in effect on the date of this prospectus, as well as on rules and regulations of Argentina and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of securities should consult their own tax advisors as to the Argentina, United States or other tax consequences of the purchase, ownership and disposition of the securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Material Argentine Tax Considerations

Taxation of Dividends

Dividends to be distributed out of earnings accrued in fiscal years starting on or after January 1, 2018, are subject to the tax treatment, based on the enactment of a comprehensive tax reform -Law No. 27,430-, published in the Official Gazette on December 29, 2017, and generally effective since January 1, 2018.

Pursuant to Law No. 27,430, amended by Law No. 27,541, published in the Official Gazette on December 23, 2019 and Law No. 27,630 published in the Official Gazette on June 16, 2021, dividends and other profits paid in cash or in non-cash assets —except for stock dividends—by companies and other entities incorporated in Argentina referred to in the Argentine Income Tax Law (the “Income Tax Law”), Sections 73 (O.T 2019) (a)(1), (2), (3), (6), (7) and (8), and Section 73(b) out of retained earnings accumulated in fiscal years starting on or after January 1, 2018, would be subject to withholding tax at a 7% rate , provided that they are distributed to Argentine resident individuals and foreign shareholders.

No dividend withholding tax applies if dividends are distributed to the aforementioned Argentine corporate entities required to assess the dividend withholding tax.

Income Tax - Capital gains

The results derived from the transfer of shares and other equity interests, bonds and other securities of Argentine companies are, in some cases, subject to Argentine capital gains tax, regardless of the type of beneficiary who realizes the gains.

a.   Argentine corporate’s capital gains tax

Capital gains obtained by Argentine corporate taxpayers (in general, entities organized or incorporated under Argentine law and local branches of non-Argentine entities) derived from the sale, exchange or other disposition of shares are subject to income tax at the corporate rate on net income.

b.   Individual resident’s capital gains tax

Law No. 27,430 established that as from January 1, 2018, gains realized by Argentine resident individuals (except for sole companies or commission agents) from the sale, transfer or disposition of shares, securities representing shares and certificates of deposit of shares are exempt from capital gains tax in the following cases: (i) when the shares are placed through a public offering authorized by the CNV, (ii) when the shares were traded in stock markets authorized by the CNV, under segments that ensure priority of price-time and interference of offers, or (iii) when the sale, exchange or other disposition of shares is made through an initial public offering and/or exchange of shares authorized by the CNV. For periods prior to 2018, it is currently under discussion the extent of the exemption (established by Law No. 26,893 and its implementing Decree No. 2,334/13) applicable to the sale of shares and other securities through a stock exchange market, so as to determine whether it applies only sales of securities made in stock exchanges duly authorized by the CNV or in any stock exchanges.

Pursuant Income Tax Regulatory Decree (O.T 2019), the conversion process by which individual residents change ADRs by excepted shares, will be considered a levied transaction at its value market price.

c.   Nonresident’s capital gains tax

Law No. 27,430 and the income tax regulatory Decree (O.T 2019), maintain a 15% capital gains tax (calculated on the actual net gain or a presumed net gain equal to 90% of the sale price) on the disposal of shares or securities by nonresidents. However, nonresidents are exempt from the capital gains tax on gains realized from the sale of (a) Argentine shares in the following cases: (i) when the shares are placed through a public offering authorized by the CNV, (ii) when the shares were traded in stock markets authorized by the CNV, under segments that ensure priority of price-time and interference of offers, or (iii) when the sale, exchange or other disposition of shares is made through an initial public offering and/or exchange of shares authorized by the CNV; and (b) depositary shares or depositary receipts issued abroad, when the underlying securities are shares (i) issued by Argentine companies, and (ii) with authorization of public offering. The exemptions will only apply to the extent the foreign beneficiaries reside in, or the funds used for the investment proceed from, jurisdictions considered as cooperating for purposes of the exchange of tax information.

In addition, it is clarified that, from 2018 onward, gains from the sale of ADSs will be treated as from Argentine source.

In case the exemption is not applicable and, to the extent foreign beneficiaries do not reside in, or the funds do not arise from, jurisdictions not considered as cooperative for purposes of fiscal transparency, the gain realized from the disposition of shares would be subject to Argentine income tax at a 15% rate on the net capital gain or at a 13.5% effective rate on the gross price. In case such foreign beneficiaries reside in, or the funds arise from, jurisdictions not considered as cooperative for purposes of fiscal transparency, a 35% tax rate on the net capital gain or at a 31.5% effective rate on the gross price should apply.

Section 24 of Decree No. 862/19 list the “non-cooperating jurisdictions” for Argentine tax purposes as of the date of this Annual Report. Argentine tax authorities are required to report updates to the Ministry of Finance to modify such list. On January 27, 2023, Decree No. 48/2023 was published in the Official Gazette, whereby the PEN amended the aforementioned Section 24. Due to the changes introduced by Decree No. 48/2023, the following jurisdictions are removed from the list of non-cooperative jurisdictions: the Republic of Paraguay, Bosnia and Herzegovina, Mongolia, Montenegro, the Kingdom of Swaziland, the Kingdom of Thailand, the

Hashemite Kingdom of Jordan, the Republic of Botswana, the Republic of Cape Verde, the Republic of Kenya, the Republic of Liberia, the Republic of Maldives, the Republic of Namibia, the Islamic Republic of Mauritania and the Sultanate of Oman.

In such scenarios, according to AFIP General Resolution No. 4,227, the income tax should be withheld and paid to the AFIP under the following procedures: (i) in case the securities were sold by a foreign beneficiary, through an Argentine stock exchange market, the custodian entity should withhold and pay the tax if it is involved in the payment process; if it is not involved in the payment process but there is an Argentine buyer involved, the Argentine buyer should withhold the income tax (ii) in case the securities were sold by a foreign beneficiary, but not through an Argentine stock exchange market and there is an Argentine buyer involved, the Argentine buyer should withhold the income tax; and (iii) when both the seller and the buyer are foreign beneficiaries and the sale is not performed through an Argentine stock exchange market, the person liable for the tax shall be the legal representative of the seller of the shares or securities being transferred or directly by the seller, in the event that there was no local legal representative. In this case, the payment shall be made through an international bank via wire transfer to the AFIP.

Holders are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from the holding and disposing of ADSs or Class B Shares.

Personal assets tax

Argentine companies, such as us, have to assess and pay the personal assets tax corresponding to their shareholders that are Argentine individuals and non-Argentine resident persons.

Pursuant to Law No. 27,541, as of December 31, 2023, 2022 and 2021, the tax rate is 0.50%, which is to be assessed on the proportional net worth value (valor patrimonial proporcional), of the shares as per the Argentine entity’s last financial statements. According to Article four of AFIP General Resolution No. 3,363 (and amendments), it is understood that the last financial statements of an Argentine entity that must be considered are those prepared under Argentine GAAP without considering the effect arising from the changes in the purchasing power of the currency. AFIP had ratified this criterion on several occasions. Notwithstanding this, during 2022, we learned that AFIP has modified its opinion and understands that the financial statements that must be used as the calculation basis for the determination and liquidation of the tax are those that were submitted for consideration and approved by the body competent company according to the type of company in question. That is, if the company applies IFRS Accounting Standards, the financial statements prepared with such standards should be used. We understand that the new tax interpretation contradicts the provisions of Article four of AFIP General Resolution No. 3,363 (and amendments) so we did not adopt it since we do not share the tax criterion.

Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

Value added tax

The sale, exchange or other disposition of Telecom Argentina shares and ADSs, and the distribution of dividends in connection therewith are exempted from the value added tax.

Tax on deposits to and withdrawals from bank accounts

Law No. 25,413, as amended, provided for the creation of a tax on deposits to and withdrawals from bank accounts to be levied on: (i) credits and debits in accounts held in financial institutions located in Argentina; (ii) the credits and debits referred to in (i) in which no bank accounts with Argentine financial institutions are used, whatever their denomination, the mechanisms used to carry out such transactions (including cash) and/or legal instrument involved; and (iii) other transactions or transfers and deliveries of funds regardless of the individual or entity that performs them and the mechanism used.

Law 27,541 provided that the debits generated by cash withdrawals in any form shall be deemed taxable transactions, except for those made from accounts whose holders are physical or legal persons that qualify as micro and small-sized enterprises and provide evidence thereof under the terms of Article 2 of Law No. 24,467.

Pursuant to Decree No. 380/01 (as amended), the following transactions shall be subject to Law No. 25,413: (i) certain transactions carried out by financial institutions in which open accounts are not used; and (ii) any movement or delivery of funds, even in cash, that any person, including Argentine financial institutions, makes in its own name or on behalf of a third party, whatever the means used for its execution. Resolution No. 2,111/06 (AFIP) provides that “movements or deliveries of funds” are those made through organized payment systems replacing the use of bank accounts.

Pursuant to Decree No. 409/18 (published in the Official Gazette on May 7, 2018), bank account holders subject to the general 0.6% tax rate levied on each bank debit and credit may consider 33% of the tax paid as a tax credit. Bank account holders subject to the 1.2% tax rate may consider 33% of the tax paid as a tax credit. In both cases, those amounts may be creditable against income tax or the special contribution on the capital of cooperatives. In the case of small and medium-sized enterprises, the percentage that may be creditable against income tax may be higher. The exceeding amount may not be offset against other taxes or transferred in favor of third parties, but it may be carried forward, until fully offset, to future fiscal periods.

Article 10, subsection (s) of Decree No. 380, as amended, provides that movements recorded in special current accounts (Communication “A” 3250 of the Central Bank) shall not be subject to this tax if the holders of such accounts are foreign legal entities and the accounts are exclusively used in connection with financial investments in Argentina.

Article 10, subsection (a) of Decree No. 380, as amended, also provides for another exemption for certain transactions, including debit and credit transactions relating to accounts used exclusively for the transactions inherent to their specific activity and the drafts and transfers of which they are originators for the same purpose in the markets authorized by the CNV and their respective agents, stock exchanges that do not have organized stock markets, securities clearing houses, and settlement and clearing entities authorized by the CNV.

Turnover tax

Gross turnover tax could be applicable to Argentine residents on the transfer of shares and on the collection of dividends by our shareholders to the extent such activity is conducted on a regular basis within an Argentine province or within the City of Buenos Aires. However, under the Tax Code of the City of Buenos Aires, any transactions with shares, as well as the perception of dividends are exempt from gross turnover tax. Holders of the Class A, B, C and D Shares or ADSs are encouraged to consult a tax advisor as to the particular Argentine gross turnover tax consequences derived from holding and disposing of the Class A, B, C and D Shares or ADSs or ADSs.

Stamp taxes

Stamp tax is a provincial tax that is levied based on the formal execution of public or private instruments. Documents subject to stamp tax include, among others, all types of contracts, notarial deeds and promissory notes. Each Argentine province and the City of Buenos Aires have its own stamp tax legislation. Stamp tax rates vary according to the jurisdiction and type of agreement involved.

Other Taxes

There are no Argentine federal inheritances or succession taxes applicable to the ownership, transfer or disposition of Class A, B, C and D Shares.

Tax treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries, although there is currently no tax treaty or convention in effect between Argentina and the United States. On December 23, 2016, Argentina and the United States signed an agreement for the upon request exchange of information relating to taxes, which entered into force on November 13, 2017. The first fiscal period with respect to which information could be exchanged was 2018.

On December 5, 2022, Argentina and the United States signed an agreement for the automatic exchange of financial information (the “2022 Tax Agreement”). The object of the 2022 Tax Agreement is the reciprocal exchange, for tax purposes, of information regarding accounts opened in financial institutions by residents of either country.

The 2022 Tax Agreement specifies that the Argentine reportable accounts of a reporting U.S. financial institution are financial accounts opened in a financial institution of the United States if: (i) in the case of a depository account, the account is held by an individual resident in Argentina and more than US$10 of interest is paid to such account in any given calendar year; or (ii) in the case of a financial account other than a depository account, the account holder is a resident of Argentina, including an entity that certifies it is a resident of Argentina for tax purposes, with respect to which U.S. source income that is subject to reporting under chapter three of subtitle A or chapter 61 of subtitle F of the U.S. Internal Revenue Code is paid or credited.

In particular, the U.S. Government will obtain and exchange with the Federal Administration of Public Revenue (“AFIP”) the following information with respect to Argentine reportable accounts:

(i) the name, address, and CUIT/CUIL of any Argentine resident who holds the account;

(ii) the account number, or its functional equivalent, in the absence of an account number;

(iii) the name and identifying number of the reporting U.S. financial institution;

(iv) the gross amount of interest paid on a Depository Account (as defined in the 2022 Tax Agreement);

(v) the gross amount of U.S. source dividends paid or credited to the account; and

(vi) the gross amount of other U.S. source income paid or credited to the account, to the extent subject to reporting under chapter three of subtitle A or chapter 61 of subtitle F of the U.S. Internal Revenue Code.

On May 30, 2023, it was reported that the federal administrator of Public Revenue, Carlos Castagneto and his counterpart from the Internal Revenue Service (IRS), Holly Paz, signed a competent authority agreement that aims to establish the rules and procedures for the exchange automatic information defined in the Foreign Account Tax Compliance Act (“FATCA”) agreement.

On March 13, 2024, the official text in Spanish of the Agreement between the Government of the Argentine Republic and the Government of the United States of America to Improve International Tax Compliance and to Implement FATCA was published in the Official Gazette.

The Agreement, signed by both countries on December 5, 2022, in the English language, became effective on January 1, 2023, pending the drafting of the official text in Spanish, on which the parties recently agreed and was published on the date indicated in the previous paragraph.

Certain United States Federal Income Tax Considerations

For a discussion of the material United States federal income tax considerations that may be relevant to prospective investors in our common stock, please see “Item 10. Additional Information—E. Taxation” of our 2023 Annual Report filed on Form 20-F, which is incorporated by reference.

PLAN OF DISTRIBUTION

The securities covered by this prospectus supplement may be offered and sold by the selling shareholder, or by transferees, assignees, donees, pledgees or other successors-in-interest of such securities received from the selling shareholder, directly or indirectly through brokers-dealers or agents on any stock exchange, market or trading facility on which such securities are traded, or through private transactions. Our securities covered by this prospectus supplement may be transferred, sold or otherwise disposed of by any method permitted by law, including, without limitation, one or more of following transactions:

•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;

•	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;

•	block trades, in which a broker or dealer attempts to sell the securities as agent but may position and resell a portion of the securities as principal to facilitate the transaction;

•	through the writing of options on the securities, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable stock exchange;

•	in transactions other than on such exchanges or in the over-the-counter market;

•	through privately negotiated transactions;

•	through the settlement of short sales entered into after the date of this prospectus supplement;

•	by agreement with broker-dealers to sell a specified number of securities at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Section 4(a)(1) of the Securities Act, including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under this prospectus supplement.

The selling shareholder may also transfer their shares including by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus supplement may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers-dealers or agents and in private or public transactions.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus supplement, or under an amendment to this prospectus supplement or the related prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus supplement. The selling shareholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement.

In connection with the sale of our securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus supplement, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus supplement.

The selling shareholder may sell the securities at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds from the sale of the securities will be the purchase price of such securities less any discounts, concessions or commissions received by broker-dealers or agents. We will not receive any proceeds from the sale of any securities by the selling shareholder.

The selling shareholder and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholder that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholder in the market and which may limit the timing of purchases and sales by the selling shareholder and any other relevant person of any of the common stock. The selling shareholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.

The selling shareholder is acting independently of us in making decisions with respect to the timing, price, manner and size of each sale of securities held by it. We have not engaged any broker-dealer or agent in connection with the sale of securities held by the selling shareholder, and there is no assurance that the selling shareholder will sell any or all of its securities. We have agreed to make available to the selling shareholder copies of the prospectus and this prospectus supplement and have informed the selling shareholder of the need to deliver copies of the prospectus and this prospectus supplement to purchasers prior to any sale to them.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses of the registration of the securities to be sold by the selling shareholder, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling shareholder will pay all selling commissions, if any. We will indemnify the selling shareholder against certain civil liabilities, including some liabilities under the Securities Act or such selling shareholder will be entitled to contribution. We may be indemnified by such selling shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by such selling shareholder specifically for use in this prospectus supplement and the related prospectus or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus supplement forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

We will bear the registration costs relating to the securities offered and sold by the selling shareholder under this registration statement.

ENFORCEMENT OF CIVIL LIABILITIES

We are a duly incorporated sociedad anónima organized under the laws of Argentina. Substantially all of our assets are located in Argentina. All of our directors (other than Mr. Luca Luciani) and executive officers reside in Argentina, and all or a substantial portion of their assets are also located in Argentina or elsewhere outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or against us judgments predicated upon the civil liability provisions of the federal securities laws of the United States or the laws of other jurisdictions.

In addition, a portion of our assets is not subject to attachment or foreclosure, as they are used for the performance of the public service we provide. In accordance with Argentine law, as interpreted by the Argentine courts, assets which are necessary to the provision for an essential public service may not be attached, whether preliminary or in aid of execution.

We have been advised by our Argentine counsel, EGFA Abogados, that there is doubt as to whether the courts of Argentina would enforce in all respects, to the same extent and in as timely a manner as a U.S. or other non-Argentine court, an original action predicated solely upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine securities laws, and that the enforceability in Argentine courts of judgments of U.S. or other non-Argentine courts predicated upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine securities laws will be subject to compliance with certain requirements under Argentine law, including that any such judgment does not violate Argentine public policy (orden público argentino).

Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Argentine law are met, such as: (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such property was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against such foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

LEGAL MATTERS

Certain matters of New York law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The validity of the shares of our common stock will be passed upon for us by Errecondo, Gonzalez & Funes Abogados, our Argentine counsel.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Telecom Argentina S.A.

Debt Securities

Class B Common Shares

American Depositary Shares Representing Such Shares

We may from time to time, in one or more offerings, offer and sell Telecom Argentina S.A.’s (i) debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible (collectively, the “debt securities”), or (ii) class B ordinary shares, nominal value P$1.00 per share or (“class B shares”), which may be represented by American Depositary Shares, (or “ADSs” and together with the class B shares, the “equity securities”). We refer collectively to the equity securities and the debt securities as the “securities.”

In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement (the “selling shareholders”) may offer and sell the equity securities held by them. The selling shareholders may sell the equity securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the equity securities by the selling shareholders.

The securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents, or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 28 of this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific manner in which they may be offered will be described in a supplement to this prospectus and, if applicable, in the information incorporated by reference in this prospectus and related free writing prospectuses at the time of the offering. You should read this prospectus, each applicable prospectus supplement, the information incorporated by reference herein and therein, and any related free writing prospectuses carefully before you make your investment decision. This prospectus may not be used for the offering of securities unless it is accompanied by a prospectus supplement.

Our ADSs are listed on the New York Stock Exchange under the symbol “TEO.” Each ADS represents the right to receive five class B shares. Our class B shares are listed on the Argentine Stock Exchanges and Markets (Bolsas y Mercados Argentinos S.A., or the “BYMA”) under the symbol “TECO2.” On July 5, 2024, the last reported sale price of our class B shares on the SSE was P$1932.20 per common share, which is equivalent to U.S.$10.52 per ADS, based on an exchange rate of P$918 to U.S.$1 as of July 5, 2024.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 11 of this prospectus, and any risk factors included in any accompanying prospectus supplement and in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, before you invest in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Debt securities issued from time to time by the Company pursuant hereto may qualify as negotiable obligations under, and in such case, shall be issued pursuant to, and in compliance with all the requirements of, and shall therefore be entitled to the benefits set forth and subject to the procedural requirements established in, the Argentine Negotiable Obligations Law No. 23,576, as amended and supplemented (the “Negotiable Obligations Law”), Law No. 26,831, as amended and supplemented (the “Argentine Capital Markets Law”), the General Resolution No. 622, as amended and supplemented (the “CNV Rules”), issued by the Argentina National Securities Commission (Comisión Nacional de Valores, or the “CNV”) and any other applicable laws and regulations of the Republic of Argentina (“Argentina”).

Our existing class B shares have been authorized for public offering in Argentina by the CNV. The CNV has not approved or disapproved of the securities offered hereby, including in the form of ADSs.

This prospectus has not been, and will not be, filed with the CNV and therefore, the CNV has not determined if this prospectus is truthful or complete.

Offers of the securities to the public in Argentina shall be made by a prospectus and (if applicable, a prospectus supplement) in the Spanish language in accordance with CNV regulations and shall be authorized by the CNV pursuant to applicable Argentine laws and regulations.

Prospectus dated July 8, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the “Securities Act.” By using a shelf registration statement, we and/or the selling shareholders may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we or any of the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer, sale or exchange is not permitted. The distribution of this prospectus and the offer or sale of the securities offered hereby in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Recipients must not distribute this prospectus into jurisdictions where such distribution would be unlawful.

Unless the context otherwise requires, references to the “Company,” “Telecom,” “we,” “us,” and “our “ are to Telecom Argentina S.A. and its consolidated subsidiaries and affiliates. The term “Telecom Argentina” refers to Telecom Argentina S.A., excluding its subsidiaries.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. You should not assume that the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

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Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are currently subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is https://www.sec.gov. We currently make available to the public our annual and interim reports, as well as certain information regarding our corporate governance and other matters on our website https://www.telecom.com.ar/web. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus.

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Incorporation of Certain Information By Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2023, as filed with the SEC on March 21, 2024 (SEC File/Film No. 001-13464/ 24771120) (the “TEO 2023 20-F”);

●	our report on Form 6-K, furnished to the SEC on April 25, 2024, whereby we announced the composition of our Board of Directors, Supervisory Committee and Audit Committee and the Independent Auditors (SEC File/Film No. 001-13464/ 24874886);

●	our report on Form 6-K, furnished to the SEC on July 8, 2024, containing: (i) our unaudited condensed consolidated financial statements as of March 31, 2024 and for the three-month period ended March 31, 2024 (the “Q1 2024 Unaudited Financial Statements”), (ii); our operating and financial review and prospects as of March 31, 2024 (the “Q1 2024 MD&A” and, together with the Q1 2024 Unaudited Financial Statements, the “Q1 2024 Disclosure”) and (iii) capsule financial information illustrating the effects of inflation from December 31, 2023 to March 31, 2024 (the “TEO Q1 2024 6-K”) (SEC File/Film No. 001-13464/241103965);

●	the description of our class B shares and ADSs contained in Exhibit 2.2 to the TEO 2023 20-F (included as Exhibit 2.6 of our Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the SEC on March 18, 2020 (SEC File/Film No. 001-13464/20725248), and incorporated by referenced in the TEO 2023 20-F);

the description of our ADSs set forth in our Registration Statement on Form F-6, filed with the SEC on April 30, 2021 (SEC File/Film No. 333-255672/21878733);

●	Any future filings on Form 20-F made with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future reports on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated by reference into this prospectus.

We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You may also request a copy of such information, at no cost, by writing to us at lfrialubago@teco.com.ar and tlpellicori@teco.com.ar, https://inversores.telecom.com.ar/ar/es/contacto.html or at General Hornos 690, (1727) Buenos Aires, Argentina or by telephoning us at 54-11-4968-4000.

The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

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Forward-Looking Statements

This registration statement on Form F-3 contains certain forward-looking statements and information relating to the Company that are based on current views, expectations, estimates and projections of our management and information currently available to the Company. These forward-looking statements include, without limitation, those regarding our future financial position and results of operations, our strategy, plans, objectives, goals and targets, future developments in the markets in which we participate or are seeking to participate, or anticipated regulatory changes in the markets in which we operate or intend to operate. In some cases, forward-looking statements can be identified by terminology such as “anticipate”, “believe”, “continue”, “could”, “estimates”, “expect”, “intend”, “may”, “plan”, “potential”, “project”, “predict”, “should” or “will”, or the negative of such terms, or other comparable terminology.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These statements reflect the current views of our management with respect to future events. We caution the reader that forward-looking statements are not guarantees of future performance and are based on numerous assumptions and that our actual results of operations, including our financial condition and liquidity, may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements contained in this prospectus. In addition, even if our results of operations, including our financial condition and liquidity and developments in the industry in which we operate, are consistent with the forward-looking statements contained in this registration statement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to:

●	the factors described in the “Risk Factors” section in this prospectus, any prospectus supplement, the TEO 2023 20-F and any other documents incorporated by reference herein;

●	failure to satisfy the conditions contained in this prospectus or any prospectus supplement;

●	our ability to service our debt and fund our working capital requirements;

●	our ability to successfully implement our business strategy and to achieve synergies;

●	our expectations for our future performance, revenues, income, earnings per share, capital expenditures, dividends, liquidity and capital structure;

●	the changing dynamics and growth in the telecommunications, cable and cybersecurity markets in Argentina, Paraguay, Uruguay, Chile and the United States;

●	uncertainties relating to political and economic conditions in Argentina, Paraguay, Uruguay, Chile and the United States, including the policies of the new administration in Argentina;

●	inflation and the devaluation of the Argentine Peso, the Paraguayan Guaraní, the Uruguayan Peso and the Chilean Peso and the exchange rate risks in Argentina, Paraguay, Uruguay and Chile;

●	restrictions on the ability to exchange Argentine Pesos, Paraguayan Guaraníes, Uruguayan Pesos or Chilean Pesos into foreign currencies and transfer funds abroad;

●	changes in interest rates;

●	our outlook for new and enhanced technologies;

●	the effects of operating in a competitive environment;

●	industry conditions;

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●	the outcome of certain legal proceedings;

●	regulatory and legal developments;

●	our ability to introduce new products and services that enable business growth;

●	the creditworthiness of our actual or potential customers;

●	nationalization, expropriation and/or increased government intervention in companies;

●	technological changes;

●	the impact of legal or regulatory matters, changes in the interpretation of current or future regulations or reform and changes in the legal or regulatory environment in which we operate, including regulatory developments such as sanctions regimes in other jurisdictions (e.g., the United States) which impact our suppliers;

●	the effects of increased competition;

●	reliance on content produced by third parties;

●	increasing cost of our supplies;

●	inability to finance on reasonable terms capital expenditures required to remain competitive;

●	fluctuations, whether seasonal or in response to adverse macro-economic developments, in the demand for advertising;

●	our capacity to compete and develop our business in the future;

●	the impact of increased national or international restrictions on the transfer or use of telecommunications technology;

●	the impact of additional currency and exchange measures on our ability to access the international capital markets and our ability to repay our dollar-denominated indebtedness;

●	the impact of political developments on demand for securities of Argentine companies; and

●	the outbreak of military hostilities, including an escalation of Russia's invasion of Ukraine and the armed conflict between Israel and Hamas, and the potential destabilizing effect of such conflicts.

Many of these factors are macroeconomic and regulatory in nature and therefore beyond the control of the Company’s management. Should one or more of these factors or situations materialize, or underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, planned or projected.

In light of these risks, uncertainties and assumptions, the forward-looking events described in this registration statement may not occur. These forward-looking statements speak only as of the date of this registration statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information or future events or developments. Additional factors affecting our business emerge from time to time and it is not possible for us to predict all of these factors, nor can we assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Although we believe that the plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that those plans, intentions or expectations will be achieved. In addition, you should not interpret statements regarding past trends or activities as assurances that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or to the persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

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Presentation of Financial and Other Information

Unless otherwise stated, references to the financial results of “Telecom” are to the consolidated financial results of Telecom Argentina and its consolidated subsidiaries. Telecom is primarily engaged in the provision of fixed and mobile telecommunications services, data services, Internet services and cable television services.

The information provided in this prospectus that relates to Argentina and its economy is based upon publicly available information, and we do not make any representation or warranty with respect to such information. Argentina, and any governmental agency or political subdivision thereof, does not in any way guarantee, and their credit does not otherwise back, our obligations in respect of the notes.

The financial information incorporated by reference herein for Telecom Argentina S.A. is prepared and presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

Our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 and the notes thereto (the “Annual Financial Statements”), have been prepared in accordance with IFRS Accounting Standards and have been audited by Price Waterhouse & Co. S.R.L. (a member firm of the PricewaterhouseCoopers network) an independent registered public accounting firm (“PwC”) and are included in Item 18 of the TEO 2023 20-F, incorporated by reference in this prospectus.

The Q1 2024 Unaudited Financial Statements have been prepared in accordance with IAS 34 “Interim Financial Reporting” and they should be read in conjunction with the Annual Financial Statements. The accounting principles used in the preparation of the Q1 2024 Unaudited Financial Statements are consistent with those used in the preparation of the Annual Financial Statements. Our Q1 2024 Unaudited Financial Statements do not include all the information and disclosures required in the Annual Financial Statements and should be read in conjunction with them. Our historical results for the three months ended March 31, 2024 are not necessarily indicative of results to be expected for the year ended December 31, 2024, or any future period.

Argentina has been considered a high-inflation economy for accounting purposes according to the IAS 29 “Financial reporting in hyperinflationary economies” since July 1, 2018. Therefore, the Annual Financial Statements and the Q1 2024 Unaudited Financial Statements are presented on the basis of constant Argentine Pesos as of December 31, 2023 (as described in the TEO 2023 20-F) and March 31, 2024 (as described in the Q1 2024 Disclosure), respectively (“current currency”). We have not recast our Annual Financial Statements to measure them in terms of constant Argentine Pesos as of March 31, 2024, the most recent financial period included herein. Therefore, the Annual Financial Statements and the Q1 2024 Unaudited Financial Statements are not directly comparable. The change in the consumer price index in Argentina between December 31, 2023 and March 31, 2024 was 51.62%. See the TEO 2023 20-F and Note 1.d) to our Annual Financial Statements. For more on the annual financial information based on the current currency as of March 31, 2024, see the TEO Q1 2024 6-K.

Telecom Argentina and its subsidiaries maintain their accounting records and prepare their financial statements in Argentine Pesos, which is their functional currency, except for Televisión Dirigida S.A, Núcleo S.A.E. and its subsidiaries in Paraguay, which use Guaraníes as their functional currency, Telecom Argentina USA Inc., Opalker S.A. and its subsidiary, which use U.S. dollars as their functional currency and Adesol S.A. and its subsidiaries incorporated under the laws of Uruguay, which use Uruguayan Pesos as their functional currency. Our Annual Financial Statements and Q1 2024 Unaudited Financial Statements include the results of these subsidiaries converted into Argentine Pesos. Assets and liabilities are converted at period-end exchange rates and income and expenses accounts at average exchange rates for each period presented.

Certain financial information contained, or incorporated by reference, in this prospectus has been presented in U.S. dollars. This prospectus contains translations of various Argentine Peso amounts into U.S. dollars at specified rates solely for convenience of the reader. You should not construe these translations as representations by us that the Argentine Peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Except as otherwise specified, all references to “U.S.$,” “U.S. dollars” or “dollars” are to United States dollars, references to “EUR,” “euro” or “€” are to the lawful currency of the member states of the European Union and references to “P$,” “Argentine Pesos,” “$” or “Pesos” are to Argentine Pesos. Unless otherwise indicated, we have translated the Argentine Peso amounts using a rate of P$788,25 = U.S.$1.00 and of P$858,00= U.S.$1.00, the U.S. dollar ask rate published by the Banco de la Nación Argentina (Argentine National Bank) on December 31, 2023 and on March 31, 2024, as applicable. On July 4, 2024, the exchange rate was P$916.00= U.S.$1.00. As a result of fluctuations in the Argentine Peso/U.S. dollar exchange rate, the exchange rate at such date may not be indicative of current or future exchange rates. Consequently, these translations should not be construed as a representation that the Peso amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate. See “Item 5— Operating and Financial Review and Prospects— Factors Affecting Results of Operations — Effects of Fluctuations in Exchange Rates between the Argentine Peso and the U.S. dollar and other major foreign currencies” in the TEO 2023 20-F.

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Rounding

Certain figures included in this prospectus, and in the financial information incorporated by reference herein, have been rounded for ease of presentation. Percentage figures included in this prospectus have in some cases been calculated on the basis of such figures prior to rounding. For this reason, certain percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in the Annual Financial Statements or the Q1 2024 Unaudited Financial Statements, as applicable. Certain other amounts that appear in this prospectus may not sum due to rounding.

Third-Party Information

The information set forth in this prospectus, and the documents incorporated by reference herein, with respect to the market environment, market developments, growth rates, trends and competition in the markets and segments in which we operate are based on information published by the Argentine federal and local governments through the Instituto Nacional de Estadísiticas y Censos (the National Statistics and Census Institute, or “INDEC”), the BCRA, the Dirección General de Estadística y Censos de la Ciudad de Buenos Aires (General Directorate of Statistics and Census of the City of Buenos Aires) and the Dirección Provincial de Estadística y Censos de la Provincia de San Luis (Provincial Directorate of Statistics and Census of the Province of San Luis.)

Market studies are frequently based on information and assumptions that may not be exact or appropriate, and their methodology is by nature forward looking and speculative. This prospectus and the documents incorporated by reference herein also contain estimates made by us based on third-party market data, which in turn is based on published market data or figures from publicly available sources.

Although we have no reason to believe any of this information or these sources are inaccurate in any material respect, neither we nor the initial purchasers have verified the figures, market data or other information on which third parties have based their studies nor have such third parties verified the external sources on which such estimates are based. Therefore, we neither guarantee nor assume responsibility for the accuracy of the information from third-party studies presented in this prospectus or for the accuracy of the information on which such third-party estimates are based.

This prospectus, and the documents incorporated by reference herein, also contains estimates of market data and information derived therefrom which cannot be gathered from publications by market research institutions or any other independent sources.  Such information is based on our internal estimates.  In many cases there is no publicly available information on such market data, for example from industry associations, public authorities or other organizations and institutions.  We believe that these internal estimates of market data and information derived therefrom are helpful in order to give investors a better understanding of the industry in which we operate as well as our position within this industry.  Although we believe that our internal market observations are reliable, such estimates are not reviewed or verified by any external sources. In addition, such estimates reflect various assumptions made by us that may or may not prove accurate, as well as the exercise of a substantial degree of judgment by management as to the scope and presentation of such information. No representations or warranties can be made concerning the accuracy of our estimates of market data and the information presented therefrom. These may deviate from market data estimates made by our competitors or future statistics provided by market research institutes or other independent sources. We cannot assure you that our market data estimates or the assumptions are accurate or correctly reflect the state and development of, or our position in, the industry.

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Non-GAAP Financial Measures

In addition to our financial information that has been prepared and presented in accordance with IFRS, this prospectus includes certain “non-GAAP financial measures” (as defined in Regulation G under the Securities Act). These measures include Adjusted EBITDA.

An important operational performance measure used by the Company’s Chief Operating Decision Maker (as this term is defined in IFRS Accounting Standards 8) is Adjusted EBITDA. Adjusted EBITDA is defined as our net (loss) income less income tax, financial results, earnings (losses) from associates and joint ventures, and depreciation, amortization and impairment of fixed assets. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations such as capital structures, taxation and the useful lives and book depreciation and amortization of property, plant and equipment (“PP&E”) and intangible assets, which may vary for different companies for reasons unrelated to operating performance. Although Adjusted EBITDA is not a measure defined in accordance with IFRS Accounting Standards (a non-GAAP measure), our management believes that this measure facilitates operating performance comparisons from period to period and provides useful information to investors, financial analysts and the public in their evaluation of our operating performance. Adjusted EBITDA does not have a standardized meaning and, accordingly, our definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as used by other companies.

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The Company

Overview

We are one of the largest private-sector companies in Argentina in terms of revenues, net income, capital expenditures and number of employees. In terms of customers, we are one of the largest telecommunications, cable television and data transmission service providers in Argentina and one of the largest cable television services providers across Latin America. Additionally, we are an important Multiple Systems Operator (“MSO”, a company that owns multiple cable systems in different locations under the control and management of a single, common organization) in Argentina in terms of customers.

We offer our customers “quadruple play” services, combining mobile telephony services, cable television services, Internet services and fixed telephony services. We also provide Fintech Services, other telephone-related services such as international long-distance and wholesale services, data transmission and IT solutions outsourcing and we install, operate and develop cable television and data transmission services. We provide our services in Argentina (mobile, cable television, Internet, fixed and data services, among others), Paraguay (mobile, Internet, satellite TV services, among others), Uruguay (cable television services), the United States (fixed wholesale services) and Chile (cybersecurity services and products).

In 2023, our revenues amounted to P$2,059,101 million, our net loss amounted to P$249,687 million, our Adjusted EBITDA (see the purpose of use of Adjusted EBITDA and reconciliation of net income to Adjusted EBITDA for the year ended December 31, 2023 in “Item 5—Operating and Financial Review and Prospects—(A) Consolidated Results of Operations—Adjusted EBITDA” in the TEO 2023 20-F) amounted to P$579,396 million and we had total assets of P$5,477,603, million all stated in current pesos as of December 31, 2023. For the first three months of 2024, our revenues amounted to P$683,916 million, our net income amounted to P$675,032 million, our Adjusted EBITDA (see reconciliation of net income to Adjusted EBITDA for the three months ended March 31, 2024 in the TEO Q1 2024 6-K) amounted to P$207,134 million and we had total assets of P$8,143,553 million, all stated in current pesos as of March 31, 2024. Amounts stated in current pesos as of March 31, 2024 are not comparable to amounts stated in current pesos as of December 31, 2023. See “Item 2. Telecom’s activities for the three-month period ended March 31, 2024 and 2023” in the TEO 1Q 2024 6-K. Adjusted EBITDA is defined as our net (loss) income less income tax, financial results, earnings (losses) from associates and joint ventures, and depreciation, amortization and impairment of fixed assets. We believe that the presentation of the measure “adjusted EBITDA” provides investors and financial analysts with appropriate information that is relevant to understanding our past and present performance as well as our projections of future performance. Moreover, adjusted EBITDA is one of the key performance measures used by our management for monitoring our profitability and financial position, at consolidated levels.

As of March 31, 2024, our subsidiaries were Núcleo, PEM, Cable Imagen, Televisión Dirigida, Adesol, AVC Continente Audiovisual, Inter Radios, Telecom Argentina USA Inc., Personal Smarthome, Micro Sistemas, Opalker, NYSSA, and Micro Fintech Holding, among others.

Corporate Information

Telecom Argentina was created by Decree No. 60/90 of the executive branch of the Argentine government (Poder Ejecutivo Nacional) dated January 5, 1990, and incorporated as “Sociedad Licenciataria Norte S.A.” on April 23, 1990. In November 1990, its legal name was changed to “Telecom Argentina STET-France Telecom S.A.” and on February 18, 2004, it was changed to “Telecom Argentina S.A.” Telecom Argentina is organized as a corporation (sociedad anónima) under Argentine law. The duration of Telecom Argentina is 99 years from the date of registration with the IGJ (July 13, 1990). Telecom Argentina conducts business under the commercial name “Telecom”. Telecom Argentina’s object and purpose is to provide, directly or through third parties, or in association with third parties, Information and Communication Technology services (“ICT Services”), whether these ICT services are fixed, mobile, wired, wireless, national or international, with or without its own infrastructure, and to provide Audiovisual Communication Services.

Our telephone number is 54-11-4968-4000, and our principal executive offices are located in Gral. Hornos 690, (C1272ACK) Buenos Aires, Argentina. Our internet address is https://www.telecom.com.ar/web. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only. Our agent for service of process in the United States is CT Corporation System, and its address is 28 Liberty Street, New York, New York 10005.

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Risk Factors

Investing in our securities involves a significant degree of risk. Before you decide to buy any securities, you should read and carefully consider the risks and uncertainties discussed in the section “Risk Factors” in Item 3 of the TEO 2023 20-F incorporated by reference herein, any current reports on Form 6-K subsequently furnished to the SEC and incorporated by reference herein, as well as any risks described in any applicable prospectus supplement and any related free writing prospectus or in other documents that are incorporated by reference therein.

Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us. You should carefully consider the aforementioned risks together with the other information in this registration statement and incorporated by reference herein before deciding to invest in our securities. If any of those risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our securities could decline, and you could lose all or part of your investment.

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CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

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Use of Proceeds

We intend to use the net proceeds from the sale of any securities offered by us as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the sale of equity securities to be offered by any of the selling shareholders pursuant to this prospectus and the applicable prospectus supplement.

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Selling Shareholders

This prospectus also relates to the possible sale, from time to time, by the selling shareholders to be named in an applicable prospectus supplement, of their equity securities that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.

The selling shareholders to be named in the applicable prospectus supplement may, from time to time, offer and sell such securities pursuant to this prospectus and any applicable prospectus supplement.

An applicable prospectus supplement will set forth the name of each selling shareholder selling in connection with such an offering, their description and relationship to us, the amount of our securities owned by each selling shareholder prior to the offering, the amount of our securities that may be offered by each selling shareholder, and the amount and the percentage, if any, of our securities to be owned by each selling shareholder after completion of the offering.

Unless disclosed otherwise in the applicable prospectus supplement, we may pay certain fees and the expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, registration and filing fees, and fees and expenses of our counsel, and the selling shareholders will pay any underwriting or broker discounts and commissions incurred by the selling shareholders in selling their securities, as well as their own fees and expenses, including those of the selling shareholders’ counsel.

The selling shareholders shall not sell any of our securities pursuant to this prospectus until we have identified such selling shareholder and the securities that may be offered for resale by such selling shareholder in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their securities pursuant to any available exemption from the registration requirements of the Securities Act.

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DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities and the equity securities that we or the selling shareholders may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

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DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be senior, subordinated or junior subordinated, and which may be convertible or non-convertible. We may issue debt securities in one or more series.

Any debt securities that we issue will be governed by a document called an indenture and may qualify as negotiable obligations under, and in such case, shall be issued pursuant to, and in compliance with all the requirements of, and shall therefore be entitled to the benefits set forth and subject to the procedural requirements established in, the Argentine Negotiable Obligations Law, the Argentine Capital Markets Law and the CNV Rules, and any other applicable laws and regulations of Argentina. The form of senior indenture and the form of subordinated indenture are each filed as an exhibit to the registration statement of which this prospectus forms a part. The indenture is a contract entered into between us and a trustee. The trustee has two main roles:

●	first, the trustee can enforce your rights against us if we default, although there are some limitations on the extent to which the trustee acts on your behalf that are described in the indenture; and

●	second, the trustee performs administrative duties for us, such as sending interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Together or separately, we may issue as many distinct series of debt securities under the applicable indenture as are authorized by the corporate bodies that are required under applicable law and our corporate organizational documents to authorize the issuance of debt securities. Specific issuances of debt securities will also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any such corporate body, as will be described in an applicable prospectus supplement. Offers of the securities to the public in Argentina shall be made by a prospectus and (if applicable, a prospectus supplement) in the Spanish language in accordance with CNV Rules authorized by the CNV pursuant to applicable Argentine laws and regulations.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture and any related securities documents and terms made a part of the indenture by the U.S. Trust Indenture Act of 1939, as amended. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the applicable indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

●	the title and aggregate principal amount of the series of debt securities;

●	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

●	whether the debt securities will be senior, subordinated or junior subordinated, and any applicable subordination provisions for any subordinated debt securities;

●	any restriction or condition on the transferability of the debt securities;

●	whether the debt securities are secured and the terms of such security;

●	the purchase price, denomination and any limit upon the aggregate principal amount of the series of debt securities;

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●	the date or dates on which the principal of and premium, if any, on the series of debt securities is payable or the method of determination thereof;

●	the interest rate(s) at which the series of debt securities will bear interest or the method for determining the interest rate(s), the date or dates from which such interest will accrue or the method for determining that date or those dates, the dates on which interest will be payable and the regular record date, if any, for the interest payable on any interest payment date;

o	the place or places where the principal, any premium and any interest on the series of debt securities will be payable;

●	the place or places where the series of debt securities may be exchanged or transferred;

●	any redemption or early repayment provision;

●	our obligation or right to redeem, purchase, or repay the series of debt securities under a sinking fund, amortization or analogous provision;

●	authorized denominations;

●	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

●	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the series of debt securities will be payable;

●	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

●	the portion of the principal amount that will be payable upon declaration of acceleration in connection with the occurrence of an event of default or the method by which such portion will be determined;

●	any covenants applicable to the series of debt securities being issued, any defaults and events of default applicable to the series of debt securities being issued, and whether those additional or modified events of default or covenants are subject to covenant defeasance;

●	provisions, if any, granting special rights to holders upon the occurrence of specified events;

●	whether provisions relating to covenant defeasance and legal defeasance apply to that series of debt securities;

●	provisions relating to satisfaction and discharge of the indenture;

●	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

●	the identity of the registrar and any paying agent;

●	whether such debt securities will be issued in whole or in part in the form of one or more global securities, the identity of the depositary for global securities, the form of any legends borne by the global securities and the terms upon which beneficial interests in a global security may be exchanged in whole or in part for beneficial interests in individual definitive securities;

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●	the date as of which any global security of any series shall be dated if other than the original issuance of the first security of the series to be issued;

●	whether the series of debt securities are convertible or exchangeable into other securities, including in the form of attached or separately trading warrants to acquire securities; and

●	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the U.S. Trust Indenture Act of 1939, as amended, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. In addition, we will describe in the applicable prospectus supplement any material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Unless we inform you otherwise in a prospectus supplement, debt securities will be issued in fully registered form without coupons and in denominations of U.S.$150,000 and multiples of U.S.$1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement or free writing prospectus, as the case may be. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement or free writing prospectus, as the case may be.

Debt securities that constitute negotiable obligations (“obligaciones negociables”) under the Negotiable Obligations Law will be entitled to the benefits set forth therein and subject to the procedural requirements thereof. Under the terms of Article 29 of the Negotiable Obligations Law, debt securities constituting negotiable obligations grant their holders access to summary judgment judicial proceedings. In accordance with the Argentine Capital Markets Law, certificates in respect of the debt securities represented by any global note in favor of any beneficial owner subject to certain limitations set out in the indenture should enable beneficial owners to institute suit before any competent court in Argentina, including summary judgment proceedings, to obtain any overdue amount under the notes.

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Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York. The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York; provided that, if applicable, the Negotiable Obligations Law governs the requirements for the debt securities to qualify as obligaciones negociables thereunder while such law, together with Argentine Law No. 19,550, as amended, the Argentine Capital Markets Law, the CNV Rules and other applicable Argentine laws and regulations, govern the capacity and corporate authorization of the Issuer to execute and deliver the debt securities, the authorization of the CNV for the public offering of the debt securities in Argentina and certain matters in relation to meetings of holders.

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be issued under an indenture between us and a trustee to be named in the applicable prospectus supplement. Each such indenture, a form of which will be filed as an amendment or incorporated by reference to this registration statement, will be executed at the time we issue any debt securities thereunder.

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Description of EQUITY SECURITIES

Description of Common Stock

The following information describes our common stock and provisions of our by-laws and of the Argentine Corporation Law. This description is only a summary. You should read and refer to our by-laws incorporated by reference in the registration statement of which this prospectus is a part and the TEO 2023 20-F.

Our authorized capital stock consists of (i) 683,856,600 class A shares, (ii) 628,058,019 class B shares, (iii) 106,734 class C shares, and (iv) 841,666,658 class D shares, each class with a par value of P$1.00 per share and the right to one vote per share. As of December 31, 2023 and March 31, 2024, we had (i) 683,856,600 outstanding class A shares, (ii) 628,058,019 outstanding class B shares, (iii) 106,734 outstanding class C shares, and (iv) 841,666,658 outstanding class D shares.

Class A shares and class D shares of common stock are convertible into class B shares of common stock with equal political and economic rights, at a ratio of one to one, at any time, at the request of the holder of one or more shares of common stock who wishes to convert them into another class, through a notice addressed to the Board of Directors. For more information on certain veto rights of class A shares and class D shares, see “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders—Telecom Shareholders’ Agreement” in the TEO 2023 20-F and our by-laws.

All outstanding shares are fully paid in and our class B shares have been listed on the Buenos Aires Stock Exchange since 1992. All outstanding ADSs representing rights to class B shares are listed on the New York Stock Exchange. For a further description of our common stock, see “Item 10. Additional Information—Memorandum and Articles of Association” in the TEO 2023 20-F.

Description of American Depositary Shares

JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary, registers and delivers the ADSs pursuant to the deposit agreement, dated as of May 7, 2021, among Telecom Argentina, JPMorgan, and the registered holders from time to time of the ADSs issued thereunder. Telecom Argentina has listed on the New York Stock Exchange American Depositary Shares, also referred to as ADSs, representing Telecom Argentina’s class B shares. The address of the depositary’s principal executive office is 383 Madison Avenue, Floor 11, New York, New York 10179. Each ADS represents rights to five class B shares deposited with the principal Buenos Aires office of Banco Santander Río S.A., as custodian for the depositary in Argentina. Each ADS will also represent rights to any other securities, cash or other property which may be held by the depositary. The depositary’s office is located at 383 Madison Avenue, 11th floor, New York, New York 10179.

You may hold ADSs either (A) directly by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depositary Trust Company (“DTC.”) If you hold ADSs directly, you are a registered ADS holder. The obligations of the depositary under the deposit agreement are to ADR holders and this description assumes you are an ADR holder. All holders of ADSs, however, are bound by the provisions of the deposit agreement even if they hold ADSs indirectly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Argentine law governs shareholder rights. The depositary will be the holder of the class B shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and the holders of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

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The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 4 of this prospectus.

Dividends and Other Distributions

How will you receive dividends and other distributions on the class B shares?

The depositary has agreed to pay to you the cash dividends or other distributions that it or the custodian receives on class B shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class B shares your ADSs represent.

●	Cash. The depositary will pay any cash dividend or other cash distribution on the class B shares in U.S. dollars. The depositary will convert any foreign cash dividend or other cash distribution we pay on the class B shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States on a reasonable basis, subject to such distribution being impermissible or impracticable with respect to certain ADR holders. Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Taxation.” The depositary will also deduct its expenses in (i) converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine, (ii) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine and (iii) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time. If the depositary is distributing the net proceeds from the sale of a non-cash distribution, it will also deduct its expenses in making such sale. The depositary will distribute only whole U.S. dollars and cents and any fractional cents will be withheld without liability for interest and added to future cash distributions. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or a significant portion of the value of the distribution.

●	Class B Shares. The depositary may distribute additional ADSs representing rights to any class B shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will distribute, in the same way as it does with cash, U.S. dollars available to it from the net proceeds of sales of class B shares which would give rise to fractional ADSs. If the depositary determines that a distribution of additional ADSs is not practicable with respect to any ADR holder, it may make any distribution it deems practicable, including the distribution of foreign currency or securities, or it may retain the class B shares as deposited securities in which case the outstanding ADSs will also represent rights to the new class B shares. The depositary may sell a portion of the distributed shares (or ADSs representing rights to those shares) sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional class B shares. If we offer holders of our securities any rights to subscribe for additional class B shares or any other rights, the depositary will make these rights available to you to the extent that we timely furnish evidence satisfactory to the depositary that it may lawfully distribute such rights. To the extent we do not furnish such evidence and sales of the rights are practicable, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. If it is not practicable to sell the rights by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise, the depositary will allow the rights to lapse. In that case, you will receive no value for them. If the depositary makes rights available to you, it will exercise the rights in accordance with your instructions and purchase the class B shares on your behalf. The depositary will then deposit the class B shares and deliver ADSs to you. It will only exercise rights if you pay the exercise price and any other charges the deposit agreement requires you to pay.

●	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is equitable and practical, after consulting with us, if practicable. If the depositary cannot make the distribution in such manner, the depositary may i) decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or ii) may decide to hold what we distributed as deposited securities, in which case the outstanding ADSs will also represent rights to the newly distributed property. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

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Deposit and Withdrawal

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits class B shares or evidence of rights to receive class B shares with the custodian. Upon payment of depositary fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and subject to your delivery to the depositary or the custodian of any other documents and/or instruments that may be required under the deposit agreement, the depositary will register the appropriate number of ADSs in the names you request and will deliver ADRs evidencing the ADSs to the persons you request. At your request, risk and expense, the depositary may accept deposits for forwarding to the custodian and deliver ADRs at a place other than its office.

How do ADR Holders cancel an ADS and obtain Class B Shares?

You may surrender your ADSs at the depositary’s office. Upon payment of depositary fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the class B shares and any other deposited securities underlying the ADSs to i) you, ii) a person you designate through the Caja de Valores, S.A,, iii) institutions you designate that maintain accounts at the Caja de Valores S.A., iv) by such other means as the depositary may deem practicable, or v) at your request, risk and expense, at such other place as you may request.

Voting Rights

You may instruct the depositary to vote the class B shares underlying your ADSs. Upon receipt of notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the class B shares or other deposited securities underlying your ADSs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, insofar as practicable, subject to the provisions of or governing our class B shares or other deposited securities, to vote or cause to be voted the class B shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the class B shares. However, note that it is possible that you may not know about the meeting far enough in advance to validly withdraw the class B shares. The depositary will only vote or attempt to vote in the manner you instruct. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your class B shares. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your class B shares are not voted as you requested.

Record Dates

The depositary shall, after consultation with us if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by us) for the determination of the ADR holders who will be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such ADR holders will be so entitled.

Fees and Expenses for Holders of ADSs

Persons depositing or withdrawing class B shares or ADR holders must pay:

For:
● U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) ● U.S.$0.05 (or less) per ADS

●     Issuance of ADSs, including issuances resulting from a distribution, sale or exercise of class B shares or rights or other property; and

●     Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

●      ADSs held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement, or a fee for the distribution or sale of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities, but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to holders

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● $U.S.0.05 (or less) per ADS (in the aggregate) per calendar year (or portion thereof)	● For services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions)
● Registration or transfer fees	● Transfer and registration of shares on any applicable share register to or from the name of the depositary or its agent when you deposit or withdraw shares
● Expenses of the depositary and/or any of its agents

●      Stock transfer or other taxes and other governmental charges

●      Cable, telex and facsimile transmission and delivery charges

●     Incurred in connection with the servicing of class B shares or other deposited securities, the sale of securities (including, without limitation, deposited securities) the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulations (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions)

●     Converting foreign currency into U.S. Dollars

The depositary collects its fees for the issuance and cancellation of ADSs from investors depositing shares or surrender of ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary also collects taxes and governmental charges from the holders of ADSs. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees (after attempting by reasonable means to notify the holder prior to such sale). The depositary may generally refuse to provide fee-accruing services until its fees for those services are paid. The depositary may also agree to reduce or waive certain fees described above, that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, the Company and/or certain shareholders of the Company.

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Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs, on the rights to deposited securities represented by any of your ADSs, or on any distributions thereon. The depositary may refuse to register any transfer of your ADSs, to effect any split-up or combination thereof, or allow you to withdraw the rights to deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply distributions owed to you or sell rights to deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADR holders any proceeds, or send to ADR holders any property, remaining after it has paid the taxes. See “Taxation” for a discussion of the material tax consequences of a sale of your ADSs.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
● Change the nominal or par value of our class B shares; reclassify, split up, consolidate or cancel any of the deposited securities; effect any distribution of securities or other property in respect of the class B shares that is not distributed to you; recapitalize, reorganize, merge, consolidate, or sell all or substantially all of our assets; or liquidate or enter into a receivership or bankruptcy	● The depositary may, in its discretion: (i) amend the ADRs; (ii) distribute additional or amended ADRs with or without asking you to surrender your outstanding ADRs in exchange for new ADRs; (iii) distribute some or all of the cash, securities or other property received by the depositary; (iv) sell any property received by the depositary and distribute the net proceeds of such sale; or (v) if the depositary does not take any of the foregoing actions, the cash, securities or other property received by the depositary will become deposited securities and each ADS will automatically represent rights to its equal share of the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial existing right of ADR holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary may with notice to us, and shall at our written direction, terminate the deposit agreement. The depositary must notify ADR holders at least 30 days before termination. After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

• advise you that the deposit agreement is terminated;

• collect or sell distributions on the deposited securities; and

• deliver class B shares and other deposited securities upon cancellation of ADSs.

As soon as practicable after the expiration of six months from the date of termination, the depositary will sell any remaining deposited securities. After that, the depositary will hold the net proceeds it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. After making such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we will have no obligations under the deposit agreement except for our obligations to the depositary and its agents.

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Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary, and our respective agents:

●	are not liable if either of us is prevented or delayed by law, regulation, the provisions of or governing any deposited securities, or circumstances beyond our control, or by reason of being subject to any civil or criminal penalty, from performing our obligations under the deposit agreement;

●	are not liable for any exercise or failure to exercise any discretion given to either of us in the deposit agreement or the ADRs;

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;

●	are not liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting class B shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information; and

●	may rely upon any documents we believe to be genuine and to have been signed or presented or given by the proper party.

The depositary and its agents have no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. The Company and its agents have no obligation to become involved in any such lawsuit or other proceedng, which in our opinion, may involve us in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be requested.

The depositary and its agents (i) are not responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any vote and (ii) may own and deal in any class of our securities and our affiliates and in ADRs.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, effect a split-up or combination of ADRs, or permit withdrawal of class B shares or other property, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any class B shares or other deposited securities;

●	payment of the depositary’s charges and/or expenses in respect of such transaction, as set forth in the deposit agreement;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs, register transfers of ADSs or accept ADSs for cancellation when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so, provided that the withdrawal of deposited securities can only be restricted for the reasons indicated below.

Your Right to Receive the Class B shares Underlying your ADSs

You have the right to surrender your ADRs and withdraw the underlying class B shares at any time except:

●	when temporary delays arise because: the depositary has closed its transfer books or we have closed our transfer books; the transfer of class B shares is blocked to permit voting at a shareholders’ meeting; or we are paying a dividend on our class B shares;

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●	when you owe money to pay fees, taxes and similar charges; or

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of class B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Disclosure of interests and limitations on ownership

The depositary will use reasonable efforts, with respect to the ADRs, to follow our instructions regarding enforcement of the provisions of or governing the class B shares or any other deposited securities, or the rules or regulations of the Bolsa de Comercio de Buenos Aires, S.A., the Comisión Nacional de Valores of Argentina or other governmental authorities that require disclosure of beneficial or other ownership of our class B shares or limit ownership of those securities and may provide for blocking transfer and voting or other rights to enforce those disclosure requirements or ownership limitations. You must comply with all such disclosure requirements and ownership limitations and cooperate with the depositary’s compliance with our instructions in respect thereof.

Books of Depositary

The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office at all reasonable times solely for the purpose of communicating with other holders in the interest of our business or matters relating to the deposit agreement.

The depositary will maintain in New York facilities for the delivery and surrender of ADRs. The ADR register may be closed from time to time when deemed expedient by the depositary or when requested by us.

Pre-Release Transactions

The depositary may issue ADSs before deposit of underlying shares. These transactions are commonly referred to as “pre-release transactions.” Each pre-release transaction will be subject to a written agreement between the recipient of pre-released ADSs and the depositary providing that such recipient represents that it (a) owns the shares that are to be delivered by the recipient under such pre-release transaction, (b) assigns all beneficial right, title and interest in the shares to the depositary, (c) holds such shares for the account of the depositary and (d) will deliver such shares to the custodian as soon as practicable and promptly upon demand. In addition, each pre-release transaction will at all times be fully collateralized with cash or U.S. government securities.

The aggregate number of ADSs involved in pre-release transactions at any one time shall not normally be more than 20% of all ADSs (excluding pre-released ADSs). The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Available Information

The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders at the offices of the depositary and the custodian.

Governing Law

The deposit agreement and the ADRs are governed by and shall be construed in accordance with the laws of the State of New York.

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Taxation

Our most recent Annual Report filed on Form 20-F provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our securities. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement. Prospective investors should read the tax discussion in our most recent Annual Report filed on Form 20-F and in any prospectus supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

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Plan of Distribution

At the time of the offering of any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

We are registering the securities to permit their sale or resale, as applicable, by us or by the selling shareholders from time to time after the date of this prospectus. The securities covered by this prospectus may be offered and sold from time to time by us or, in the case of class B shares and ADSs, by the selling shareholders, as applicable. We will not receive any of the proceeds from sales by the selling shareholders of class B shares or ADSs for their own accounts. We will bear all fees and expenses incident to our obligation to register the securities.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of the sales of their class B shares or ADSs, as the case may be.

We or the selling shareholders may offer and sell securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

●	on the New York Stock Exchange or on any other national securities exchange or quotation service on which our ADSs may be listed or quoted at the time of sale;

●	in underwritten offerings;

●	in privately negotiated transactions, at-the market transactions, “overnight transactions” or block trades;

●	in lock-up agreements or stabilization agreements;

●	through ordinary brokerage transactions (including on an exchange or over-the-counter) and transactions in which the broker solicits purchasers;

●	through purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;

●	by agreement with broker-dealers to sell a specified number of securities at a stipulated price per share;

●	through options, short sales, forward sales, puts, agented transactions, stock lending transactions and hedging and other derivative transactions;

●	in the over-the-counter market;

●	through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through the distribution by any selling shareholder to its employees, partners (including limited partners), members or stockholders;

●	through a combination of any of the above methods of sale; or

●	through any other method permitted pursuant to applicable law.

Instead of selling the securities under this prospectus, we or the selling shareholders, as applicable, may sell the securities covered by this prospectus in compliance with the provisions of Rule 144 under the Securities Act or pursuant to other available exemptions from the registration requirements of the Securities Act, provided that such sales meet the criteria and conform to the requirements of such exemptions.

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Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement.

We and any selling shareholders (directly or through agents) may sell, and, if applicable, the underwriters may resell, the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of the securities, the underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents. The underwriters may sell the securities to or through dealers, who may also receive compensation from purchasers of the securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

The selling shareholders and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market and which may limit the timing of purchases and sales by the selling shareholders and any other relevant person of any of our equity securities. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.

If so indicated in the prospectus supplement relating to an issue of the securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

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Legal Matters

EGFA Abogados will pass upon the validity of the securities offered by this prospectus as to certain matters of Argentine law.

Cleary Gottlieb Steen & Hamilton LLP will pass upon the validity of the securities offered by this prospectus as to certain matters of New York law.

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Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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ENFORCEMENT OF CIVIL LIABILITIES

We are a duly incorporated sociedad anónima organized under the laws of Argentina. Substantially all of our assets are located in Argentina. All of our directors (other than Mr. Luca Luciani) and executive officers reside in Argentina, and all or a substantial portion of their assets are also located in Argentina or elsewhere outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or against us judgments predicated upon the civil liability provisions of the federal securities laws of the United States or the laws of other jurisdictions.

In addition, a portion of our assets is not subject to attachment or foreclosure, as they are used for the performance of the public service we provide. In accordance with Argentine law, as interpreted by the Argentine courts, assets which are necessary to the provision for an essential public service may not be attached, whether preliminary or in aid of execution.

We have been advised by our Argentine counsel, EGFA Abogados, that there is doubt as to whether the courts of Argentina would enforce in all respects, to the same extent and in as timely a manner as a U.S. or other non-Argentine court, an original action predicated solely upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine securities laws, and that the enforceability in Argentine courts of judgments of U.S. or other non-Argentine courts predicated upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine securities laws will be subject to compliance with certain requirements under Argentine law, including that any such judgment does not violate Argentine public policy (orden público argentino).

Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Argentine law are met, such as: (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such property was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against such foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

We have appointed CT Corporation System as our authorized agent upon which service of process may be served in the United States in any action which may be instituted against us arising out of or based upon this prospectus.

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